UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a—101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a—6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a—12
PRESIDENTIAL REALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a—6(i)(1) and 0—11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0—11 (set forth the amount on which the filing fee is calculated and state how it was determined): Presidential Realty Corporation has estimated that the distribution to stockholders in the liquidation described in the attached Proxy Statement will be approximately $2.00 per share.

(4)	Proposed maximum aggregate value of transaction: Based on the total number of shares of common stock outstanding of 3,402,680 as of September 7, 2010 and the valuation at that time, the aggregate value of the transaction was $7,656,030..

(5)	Total fee paid: $546.00
☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or

(1)	Amount Previously Paid:

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PRELIMINARY PROXY STATEMENT—SUBJECT TO AMENDMENT
PRESIDENTIAL REALTY CORPORATION
180 South Broadway
White Plains, New York 10605
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January 20, 2011
TO OUR STOCKHOLDERS:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Presidential Realty Corporation, a Delaware corporation (the “Company,” “Presidential,” “we,” “us,” or “our”), will be held on January 20, 2011, at 2:00 p.m., local time, at the Marriott Residence Inn, 5 Barker Avenue, White Plains, New York, for the following purposes:
1.	To approve the sale of all or substantially all of our assets in one or more transactions on such terms and subject to such conditions as the Presidential Board of Directors deems appropriate, and to authorize a plan of liquidation and dissolution of Presidential (the “Plan of Liquidation”), subject to the discretion of the Board of Directors;

2.	To elect, by vote of the Class A shares, four directors of the Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

3.	To elect, by vote of the Class B shares, two directors of the Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified; and

4.	To transact such other business as may properly come before the Annual Meeting.
     As more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders, we are offering Proposal 1, with respect to the sale of all or substantially all of our assets and authorization of a plan of liquidation and dissolution of Presidential (the “Plan of Liquidation Proposal”), in order to provide the Presidential Board of Directors (the “Board”) with the flexibility to sell our assets and distribute the sales proceeds to our stockholders in a manner that will maximize proceeds and be cost efficient. Except as set forth in this Proxy Statement, there are no agreements currently in effect to sell any of our assets. If we enter into any agreement to sell any of our assets after we mail this Notice and Proxy Statement and before the date of the Annual Meeting, we will supplement this Proxy Statement. Presidential’s independent directors, constituting the Special Committee of the Board (the “Special Committee”), and the full Board have carefully considered and unanimously determined that the Plan of Liquidation Proposal is advisable and substantively and procedurally fair to, and in the best interests of, Presidential and our stockholders including our unaffiliated stockholders, and recommend that Presidential stockholders vote “FOR” the Plan of Liquidation Proposal. Approval of the Plan of Liquidation Proposal will require the affirmative vote of the holders of a majority of the shares of Presidential’s Class A and Class B common stock outstanding on the Record Date, voting together as one class. Please give your careful attention to all of the information in the Proxy Statement.
     Only stockholders of record at the close of business on December 22, 2010, the Record Date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
     All stockholders are invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you to vote as promptly as possible by following the voting instructions included on the enclosed proxy card(s). Any stockholder attending the Annual Meeting may vote in person even if he or she has previously voted.

     Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail. If you wish to vote by telephone or on the Internet, please follow the instructions on your proxy card.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held on January 20, 2011:
1.	We encourage you to access and review all of the important information contained in the Proxy Statement before voting.

2.	Our Proxy Statement is available at www.proxyvote.com.
By Order of the Board,
Robert Feder
Chairman of the Board
Dated: December 28, 2010

PRESIDENTIAL REALTY CORPORATION
180 South Broadway
White Plains, New York 10605
PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation by Presidential Realty Corporation of proxies to be used at Presidential’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on January 20, 2011, at 2:00 p.m., local time, at the Marriott Residence Inn, 5 Barker Avenue, White Plains, New York, or any postponements or adjournments thereof.
     At the Annual Meeting, stockholders are being asked to consider and act upon the following proposals:
1.	To approve the sale of all or substantially all of our assets in one or more transactions on such terms and subject to such conditions as the Presidential Board of Directors deems appropriate, and to authorize a plan of liquidation and dissolution of Presidential (the “Plan of Liquidation”), subject to the discretion of the Board of Directors;

2.	To elect, by vote of the Class A shares, four directors of the Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

3.	To elect, by vote of the Class B shares, two directors of the Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified; and

4.	To transact such other business as may properly come before the Annual Meeting.
     As of December 22, 2010 (the “Record Date”), there were outstanding and entitled to vote at the Annual Meeting 442,533 shares of the Company’s Class A common stock (held by approximately [•] holders of record) and 2,960,147 shares of the Company’s Class B common stock (held by approximately [•] holders of record). The presence at the Annual Meeting of a majority, or 221,267, of the outstanding shares of the Company’s Class A common stock and a majority, or 1,480,074, of the outstanding shares of the Company’s Class B common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
     The holders of the Class A common stock have the right at all times to elect two-thirds of the membership of the Board, and the holders of the Class B common stock have the right at all times to elect one-third of the membership of the Board. All directors, once elected, have equal authority and responsibility. On all other matters, the holders of the Class A common stock and the holders of the Class B common stock have one vote per share for all purposes. However, no action may be taken that would alter or change the special rights or powers given to either class of common stock so as to affect such class adversely, or that would increase or decrease the amount of the authorized stock of such class, or increase or decrease the par value thereof, except upon the affirmative vote of the holders of the majority of the outstanding shares of the class of stock so affected.
     Approval of the Plan of Liquidation Proposal requires the affirmative vote of the holders of a majority of the shares of Presidential’s Class A and Class B common stock outstanding on the Record Date, voting together as one class. If the stockholders approve the Plan of Liquidation Proposal, the Board, subject to the approval of the Special Committee, will continue to have discretion, pursuant to Sections 271(b) and 275(e) of the Delaware General Corporation Law, to amend or abandon both the sale of all or substantially all of the assets and the Plan of Liquidation without a vote of the stockholders.
     In addition, holders of Class A common stock will vote as a class for the election of four directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified (Proposal No. 2), and holders of Class B common stock will vote as a class for the election of two directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified (Proposal No. 3). Directors are elected by a plurality of the votes of the shares of common stock present, represented and voted at the Annual Meeting. This means that the director-nominee with the most affirmative votes for a particular position is elected for that position.

     Under Delaware law and our Certificate of Incorporation and Bylaws, assuming a quorum exists at the meeting, only actual votes will be counted towards election of directors or approval of the other proposals. A properly executed proxy marked “For All Except” or “Withhold All” with respect to the election of all or one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. If there is no quorum for purposes of the election of directors, the current directors will continue to serve until their successors are duly elected and qualified. A properly executed proxy marked “Abstain” with respect to any other matter will also not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
     For shares held in “street name” through a broker or other nominee, the broker or nominee will not be permitted to exercise voting discretion with respect to any of the proposals. Thus, if stockholders do not give their broker or nominee specific instructions, their shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will also not be counted when determining whether there is a quorum.
     If, prior to the Annual Meeting, the Board determines that a quorum will not be present at the Annual Meeting or that continuing to solicit proxies for approval of the Plan of Liquidation Proposal is desirable, it may postpone the Annual Meeting to such time and place as it deems appropriate. If a quorum does not exist at the Annual Meeting, pursuant to the Company’s Bylaws, the stockholders at the Annual Meeting will have the right to adjourn the meeting to such time as they deem appropriate.
     We urge you to read this Proxy Statement carefully and in its entirety, including the attached exhibits. These proxy solicitation materials are being mailed on or about December 28, 2010 to all stockholders entitled to vote at the Annual Meeting.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY OF THE PROPOSALS, PASSED UPON THE MERITS OR FAIRNESS OF THE PLAN OF LIQUIDATION PROPOSAL, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRESIDENTIAL.

(continued)

SUMMARY TERM SHEET
     The following is a summary of the material terms of the Plan of Liquidation Proposal, which terms are described in greater detail elsewhere in this Proxy Statement. Information with respect to the election of directors (Proposals 2 and 3) is included elsewhere in this Proxy Statement. You are urged to read carefully the entire Proxy Statement for a more complete description of all material information regarding the proposals. We have included section references to direct you to a more complete description of the topics described in this Summary Term Sheet.
The Company
     Presidential Realty Corporation is a Delaware corporation organized in 1983 that owns real estate and interests in real estate and makes loans secured by interests in real estate. Since 1982 the Company has elected to be treated as a real estate investment trust (“REIT”) for federal and state income tax purposes.
Background
     Presidential, seeking to maximize stockholder value, has considered various strategic alternatives, including a merger, consolidation or sale of all or substantially all of its assets in a single transaction. To date, no appropriate opportunity has been found. In early 2010, Presidential announced that the Board expected to request the approval of its stockholders for the sale of all or substantially all of its assets and the adoption of a plan of liquidation. In April 2010, in order to address actual or potential conflicts of interest, the Board approved the formation of the Special Committee consisting of Richard Brandt, Mortimer Caplin and Robert Feder, the independent directors of the Board, to consider and analyze alternatives available to Presidential, including liquidation. Presidential believes that in the current economic environment, the strategic alternatives available to us are limited, and that it is an appropriate time to wind up our operations and distribute proceeds to the stockholders. See “Special Factors—Background,” page 8.
General
     If the Plan of Liquidation Proposal is adopted by the stockholders, we intend to effectuate the orderly sale of our assets, the collection of all outstanding loans and receivables, the discharge of all known outstanding liabilities to third parties, and, after the provision of appropriate reserves, including for any potential litigation relating to the Plan of Liquidation Proposal, the distribution of all remaining cash to our stockholders and the dissolution of Presidential. See “Special Factors—What the Plan of Liquidation Proposal Contemplates,” page 8, “Proposal 1—Plan of Liquidation,” page 27, and the Plan of Liquidation, attached as Exhibit A to this Proxy Statement.
Recommendations of the Special Committee and the Board
     The Special Committee and the full Board have unanimously (i) determined in good faith that the Plan of Liquidation Proposal is advisable and substantively and procedurally fair to, and in the best interests of, Presidential and our stockholders including our unaffiliated stockholders, (ii) approved the Plan of Liquidation Proposal and (iii) recommended approval of the Plan of Liquidation Proposal by the holders of our Class A and Class B common stock. See Special Factors—Recommendation of the Special Committee of the Board,” page 12, and “Special Factors—Recommendation of the Presidential Board,” page 12.
Expected Distributions
Amount
     At this time, we cannot determine the aggregate cash distributions that may be paid to our stockholders if we complete a sale of our assets and plan of liquidation. Each share of Class A and Class B common stock will be entitled to the same per share distribution. At December 31, 2009 and September 30, 2010, our book value per share of common stock (whether Class A or Class B) was $1.75 and $1.70, respectively. Although we can provide no assurance, we estimate that the aggregate distribution to stockholders will be approximately $2.00 per share of common stock, although it is possible that there might not be any funds available for liquidating distributions. See “Special Factors—Expected Distributions,” page 13.

When distributions may be made
     As properties are sold and cash proceeds are accumulated, the Board will determine the amount and timing of the distributions to stockholders. The cash to be received by stockholders will likely be distributed in installments, over up to 24 months after adoption of the Plan of Liquidation, as our assets are sold and we wind up our operations, pay or reserve for our liabilities and dissolve Presidential. However, we may distribute our assets at any time, but no later than 24 months after adoption of the Plan of Liquidation, to a liquidating trust, and thereafter all distributions would be made by the liquidating trust. See “Special Factors—Dissolution,” page 16, “Special Factors—Liquidating Trust,” page 17, and “Proposal 1—Plan of Liquidation Proposal—Key Provisions of the Plan of Liquidation,” page 27.
Distribution to a Liquidating Trust
     Upon a determination made by the Board at any time prior to Presidential’s dissolution, but no later than 24 months after adoption of the Plan of Liquidation, the Board may transfer and assign to a liquidating trust our remaining cash and property to pay (or adequately provide for) all of our remaining liabilities. Any remaining assets of the liquidating trust would be distributed to the holders of our shares of common stock. See “Special Factors—Liquidating Trust,” page 17, and “Proposal 1—Plan of Liquidation Proposal—Key Provisions of the Plan of Liquidation,” page 27.
Common Stock Trading Prices
     Our Class A and Class B common stock have limited liquidity, particularly the Class A common stock, which now trades in the Pink Sheets. The volume-weighted average price per share of Class B common stock during the 30 trading days ended March 29, 2010 (the day before we announced that the Board expected to request stockholder approval of the sale of all or substantially all of our assets and adoption of a plan of liquidation) was $0.751. On March 30, 2010, the closing price of a share of Class B common stock was $0.60, and as of August 25, 2010, the day before we first filed this Proxy Statement in preliminary form, the closing price of a share of Class B common stock was $0.65.
Sales of Assets
     We sold our property at 180 South Broadway, White Plains, New York at a price of $2.15 million on September 30, 2010. To date, we have listed for sale our Mapletree Industrial Center property in Palmer, Massachusetts and we are offering for sale our $12.075 million principal amount Consolidated Note secured by ownership interests in entities owning 18 apartment complexes primarily in Virginia (the “Consolidated Note”). There can be no assurance that we will be able to sell any of our assets at prices that the Board deems appropriate. See “Special Factors—Background,” page 8, and “Special Factors—Steps Taken Consistent with the Plan of Liquidation Proposal,” page 13.
Amending or Abandoning the Plan of Liquidation
     The Board, subject to the approval of the Special Committee, may amend or abandon the Plan of Liquidation for any reason before or after it has been approved by our stockholders without any further action by our stockholders. However, the Board expects to do so only if Presidential enters into an agreement with a third party to acquire Presidential, either through a merger or a tender offer, that it believes will be more favorable to our stockholders, including the consideration of potential tax consequences to the stockholders and Presidential as a result of such transaction. See “Special Factors—Modification or Termination of Plan of Liquidation,” page 16, and “Proposal 1—Plan of Liquidation Proposal—Key Provisions of the Plan of Liquidation,” page 27.
Material Federal Income Tax Consequences
     Generally, distributions to our stockholders (including distributions to a liquidating trust) will be taxable to our stockholders. You will recognize gain or loss equal to the difference between your adjusted tax basis in your shares of our stock and the amount of cash and the fair market value, net of any accompanying liabilities, of property distributed to you (including your share of the fair market value of any property, net of any accompanying liabilities, distributed to a liquidating trust). The taxation of such gain or loss will depend on the circumstances of each stockholder, among other things. See “Material Federal Income Tax Consequences,” page 28.

Required Vote
     Approval of the Plan of Liquidation Proposal requires the affirmative vote of holders of at least a majority of our outstanding shares of Class A and Class B common stock entitled to vote at the Annual Meeting, voting together as one class. The directors and executive officers beneficially own 17.1% of the combined voting power of the Class A and Class B common stock. Approval of the Plan of Liquidation Proposal does not require approval of at least a majority of our unaffiliated stockholders.
Costs of the Plan of Liquidation Proposal
     In addition to the costs of this proxy solicitation (see “Questions and Answers about the Annual Meeting—What are the expenses associated with this proxy solicitation?,” page 5), Presidential will incur customary costs in connection with selling its properties, as well as incur costs if it establishes a liquidating trust. We cannot estimate such costs at this time. In addition, there are liabilities that must be satisfied or provided for prior to making final liquidating distributions to the stockholders. See “Special Factors—Expected Distributions—Estimated Liabilities, Fees and Expenses,” page 14.
Appraisal Rights
     A holder of common stock does not have the right under Delaware law or Presidential’s Certificate of Incorporation or Bylaws to demand the appraised value of such common stock or any other dissenters’ rights if the holder votes against the Plan of Liquidation Proposal. See “Special Factors—Provisions for Unaffiliated Stockholders; Unavailability of Appraisal or Dissenters’ Rights,” page 20.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	What is the date, time and place of the Annual Meeting?

A:	The Annual Meeting will be held on January 20, 2011, at 2:00 p.m., local time, at the Marriott Residence Inn, 5 Barker Avenue, White Plains, New York.

Q:	What am I being asked to vote upon at the Annual Meeting?
A:	1.	To approve the sale of all or substantially all of our assets in one or more transactions on such terms and subject to such conditions as the Presidential Board of Directors deems appropriate, and to authorize a plan of liquidation and dissolution of Presidential, subject to the discretion of the Board of Directors;
2.	To elect, by vote of the Class A shares, four directors of the Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

3.	To elect, by vote of the Class B shares, two directors of the Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified; and

4.	To transact such other business as may properly come before the Annual Meeting; provided that only matters as to which the Company did not have notice at least 45 days before the date on which we first sent our proxy materials for the 2009 annual meeting of shareholders, or March 14, 2010, will be considered pursuant to this proposal.
Q:	Who may vote on the proposals?

A:	Holders of record of Class A and Class B common stock on the Record Date are entitled to vote at the Annual Meeting, with each class voting together with respect to the Plan of Liquidation Proposal and adjournment, and separately with respect to election of directors. Each of our stockholders is entitled to one vote for each share owned on the Record Date.

Q:	What is the record date for the Annual Meeting?

A:	The Record Date for the Annual Meeting is December 22, 2010.

Q:	How many shares of Class A and Class B common stock are outstanding?

A:	As of the Record Date, there were 442,533 shares of Class A common stock and 2,960,147 shares of Class B common stock outstanding.

Q:	What vote is required for our stockholders to approve the proposals?

A:	Approval of the Plan of Liquidation Proposal requires the affirmative vote of the holders of a majority of the shares of Presidential’s Class A and Class B common stock outstanding on the Record Date, voting together as one class. If the stockholders approve the Plan of Liquidation Proposal, the Board, subject to the approval of the Special Committee, will continue to have discretion, pursuant to Sections 271(b) and 272(e) of the Delaware General Corporation Law, to amend or abandon both the sale of all or substantially all of the assets and the Plan of Liquidation without a vote of our stockholders.

In addition, holders of Class A common stock will vote as a class for the election of four directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified (Proposal 2), and holders of Class B common stock will vote as a class for the election of two directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified (Proposal 3). Directors are elected by a plurality of the votes of the shares of common stock present, represented and voted at the Annual Meeting. This means that the director-nominee with the most affirmative votes for a particular position is elected for that position.

Q:	What if I own Class A shares and Class B shares?

A:	You should vote your shares in accordance with the proxy cards you receive. Holders of the Class A common stock and Class B common stock will vote for the election of directors as separate classes and for the Plan of Liquidation Proposal and the adjournment motion together.

Q:	What are the expenses associated with this proxy solicitation?

A:	The following is an estimate of the expenses incurred or expected to be incurred by the Company in connection with the Annual Meeting. Final costs may be more or less than the estimates shown below. The Company will be responsible for paying these expenses.

SEC filing fee	$546
Company legal fees	150,000
Special Committee fees	60,000
Special Committee legal fees	42,500
Printing and mailing costs	25,000
Proxy solicitor fees and expenses	15,000
Miscellaneous	14,454

Total estimated expenses	$307,500

The Company will also incur customary costs in connection with selling its properties, as well as incur costs if it establishes a liquidating trust. See also “Special Factors—Expected Distributions—Estimated Liabilities, Fees and Expenses,” page 14, for a discussion of the liabilities that must be satisfied or provided for prior to making final liquidating distributions to the stockholders.

Q:	What happens if I do not return my proxy card?

A:	Unless you vote in person, a failure to vote your proxy by mail, Internet or telephone (as described elsewhere in this Proxy Statement) will have the same effect as voting against the Plan of Liquidation Proposal, although the election of directors may still occur. In addition, if enough people do not vote their proxies, the Company will not have a quorum and will have to adjourn the meeting until it obtains a quorum.

Q:	How do I vote?

A:	If a broker, bank or other nominee holds your shares, you will receive instructions from such nominee that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will also provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares. Brokers who hold shares in “street name” do not have the discretion to vote your shares in connection with the Plan of Liquidation Proposal or the election of directors. If you do not instruct your broker, bank or other nominee how to vote your shares, such shares will not be voted.
We urge you to follow the instructions from your nominee and vote your shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by following the voting instructions included in the enclosed proxy card. You can appoint a proxy to vote your shares:
•	by using the Internet (http://www.proxyvote.com);

•	by calling the toll-free telephone number – 1-800-690-6903; or

•	by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card to us by 1:59 p.m., Eastern Time, on January 20, 2011.
The Proxy Statement, including the exhibits thereto, the proxy card and any other proxy solicitation materials will be available on the Internet at www.proxyvote.com. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 1:59 p.m., Eastern Time, on January 20, 2011. If you vote using the Internet or by calling the toll-free telephone number, please have your proxy card in hand when you call and then follow the instructions. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. If you are a holder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:
•	sending a written statement to that effect to Presidential Realty Corporation, Attn: Secretary, 180 South Broadway, White Plains, New York 10605;

•	submitting a proxy card with a later date that is signed with your name as it appears on the stock account;

•	voting at a later time by telephone or the Internet; or

•	voting in person at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).
If a broker, bank or other nominee holds your shares and you vote by proxy, you may later revoke your proxy instructions by informing the broker, bank or other nominee in accordance with that entity’s procedures.
Q:	Does the Board have the right to postpone the Annual Meeting?

A:	If, prior to the Annual Meeting, the Board determines that a quorum will not be present at the Annual Meeting or that continuing to solicit proxies for approval of the Plan of Liquidation Proposal is desirable, it may postpone the Annual Meeting to such time and place as it deems appropriate. If a quorum does not exist at the Annual Meeting, pursuant to the Company’s Bylaws, the stockholders at the Annual Meeting will have the right to adjourn the meeting to such time as they deem appropriate.

Q:	How do the independent directors and the full Board recommend that I vote?

A:	Presidential’s independent directors, constituting the Special Committee, and the full Board have carefully considered and unanimously determined that the Plan of Liquidation Proposal is advisable and substantively and procedurally fair to, and in the best interests of, Presidential and our stockholders including our unaffiliated stockholders, and recommend that Presidential stockholders vote “FOR” the Plan of Liquidation Proposal. The Board also unanimously recommends a vote “FOR” the directors nominated for election by the holders of the Class A and Class B common stock. As of the Record Date, our directors and officers, as a group, beneficially owned 51.4% of the Class A common stock, 12.0% of the Class B common stock and 17.1% of the combined voting power of the Class A and Class B common stock. See “Security Ownership of Management and Certain Beneficial Holders,” page 46. All of our directors and executive officers have announced that they will vote in favor of the Plan of Liquidation Proposal.

Q:	Who is the Transfer Agent for the common stock?

A	American Stock Transfer and Trust Company (the “Transfer Agent”) is the transfer agent for the Class A and Class B common stock.

Q:	Who may solicit proxies?

A:	Proxies may be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, letter, electronic mail or facsimile. The Company has also retained Eagle Rock Proxy Advisors, Cranford, New Jersey, to assist us in soliciting your proxy at an estimated cost of $15,000. Eagle Rock will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of our common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

SPECIAL FACTORS
What the Plan of Liquidation Proposal Contemplates
     The Plan of Liquidation contemplates the orderly sale of each of our assets, which may take place in connection with the collection of all outstanding loans and receivables, the discharge of all outstanding liabilities and, after the provision of appropriate reserves, the distribution of all remaining cash to our stockholders and our dissolution. If the Plan of Liquidation Proposal is approved, the Board may determine to sell our assets in a single transaction or series of related transactions or may sell those assets in multiple unrelated transactions. Specifically, we intend to take the following steps in connection with the Plan of Liquidation once we receive our stockholders’ approval:
•	the orderly sale of our assets for cash or such other form of consideration, depending on the value of the non-cash consideration being offered, as may be conveniently distributed to stockholders;

•	paying (or providing for) our liabilities and expenses;

•	after the establishment of appropriate reserves, the distribution of the balance of the proceeds from the sale of our assets or the collection of all outstanding loans to third parties, which is expected to occur in installments over up to 24 months after adoption of the Plan of Liquidation Proposal. However, we may distribute our assets at any time, but no later than 24 months after adoption of the Plan of Liquidation Proposal, to a liquidating trust, and thereafter all distributions would be made by the liquidating trust;

•	winding up our operations and dissolving Presidential, in accordance with the Plan of Liquidation; and

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware.
Background
     From time to time, seeking to maximize shareholder value, Presidential has considered various strategic alternatives, including a merger, consolidation or sale of all or substantially all of our assets. Since January 1, 2007, management has met with more than 20 potential strategic partners who have either approached Presidential on an unsolicited basis or were approached by us. The potential acquirors were typically interested in acquiring controlling interests in the Company because it is an NYSE Amex-listed REIT, but none of those preliminary discussions resulted in a firm offer or non-binding letter of intent and all of them terminated in the early stages.
     Although we cannot state with any certainty why potential acquirors have not moved forward with any transaction, we believe that our small capitalization and ownership of different types of real estate assets that may not be easily valued may make an acquisition more difficult to accomplish even in a less onerous economic environment than the current one. We have not retained a financial advisor to search for potential acquirors because we believe that our size would make us unattractive to such financial advisors and such an arrangement would be too expensive.
     In the last six months, including after we first filed this Proxy Statement in preliminary form in September 2010, we have received approximately eight inquiries from third parties about entering into a strategic transaction with us, all of which involve some continuing participation by the current stockholders. As of the date of this Proxy Statement, none of those indications of interest has resulted in a formal proposal satisfactory to the Board. If a credible proposal is made and approved by the Board, we would likely withdraw the Plan of Liquidation Proposal, or if the Plan of Liquidation Proposal is already approved, abandon the Plan of Liquidation, and move forward with the third party alternative. As there can be no assurance that any credible proposal will be presented or subsequently approved by the Board, we have determined to move forward with the Plan of Liquidation Proposal.
     In addition, at various times over the years, Presidential has considered “going private” transactions, including by effecting a reverse stock split, which was considered in the last quarter of 2009. None of these plans moved forward because, among other reasons, (i) management and the Board were unable to determine the consideration to be paid to stockholders in any such transaction due to the lack of ready markets; (ii) the belief that our common stock price does not reflect the underlying value of our assets; (iii) the potential difficulty and expense of obtaining stockholder approval of the reverse stock split; (iv) the limited potential cost savings of a reverse stock split; and (v) the concern that a reverse stock split or other “going private” transaction would not address our need to effect a strategic transaction or sale of all or substantially all of our assets. The Board also considered taking no action and remaining a public company. However, due to the significant costs of being a listed, public reporting company, the Board believes that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the costs of being a public company without realizing any significant benefits of public company status, such as access to the capital markets and use of our stock as a “currency” to acquire assets and businesses. Furthermore, given our continuing decline in revenues, expected losses from continuing operations and negative cash flows from operating activities, as described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2009 (as amended, the “2009 Form 10-K”) and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010 (the “2010 Forms 10-Q”), we believe that we might have insufficient liquidity and capital resources to operate in future years without asset sales.
     On March 24, 2010, in connection with the Board’s review of our 2009 financial performance and a draft of 2009 Form 10-K, management presented a draft of this Proxy Statement and various liquidation scenarios. Management responded to questions and comments from the Board and there was a general discussion of the Plan of Liquidation Proposal. The Board asked for additional information about liquidation scenarios, valuation of our assets and the compensation that would be payable to our executive officers upon liquidation. At the meeting, the Board did not take any formal action on a plan of liquidation but decided to announce in the 2009 Form 10-K and the related earnings press release that the Board expected to request approval of a plan of liquidation at our 2010 Annual Meeting.
     From March 24, 2010 until April 7, 2010, management continued to work on modeling the value of our assets and different liquidation scenarios and continued to engage in discussions with potential acquirors as described above. In addition, the Special Committee of the Board reviewed the compensation payable to certain of our executive officers upon liquidation and suggested that there be a negotiated reduction in such compensation. See “—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers,” page 18, and “Remuneration of Executive Officers—Employment Agreements,” page 39.
     On April 7, 2010, the Board met to discuss a revised draft of this Proxy Statement and revised liquidation scenarios, including updated estimates of the values of our assets. Legal counsel to Presidential advised the Board of its duties to our stockholders under applicable law with respect to adopting a plan of liquidation and answered questions about the liquidation process. The Board did not take any formal action on the plan of liquidation but unanimously agreed to form a Special Committee to determine the advisability of the proposed liquidation and to negotiate the terms of the compensation payable to Messrs. Joseph, Viertel and Baruch in connection with the possible liquidation, including the potential disposition of the Ivy Consolidated Loan (see “Certain Transactions,” page 43, for a description of the Ivy Consolidated Loan).
     Between April 7, 2010 and August 17, 2010, the Special Committee met 12 times to discuss, among other matters, the compensation payable to Messrs. Joseph, Viertel and Baruch in connection with the possible liquidation and its impact on the proposed plan of liquidation, and after extensive negotiation, the Special Committee and Messrs. Joseph, Viertel and Baruch agreed to reductions in the compensation that would otherwise have been payable to them under their employment agreements. As disclosed under “—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers—Payments to Certain Executive Officers upon Liquidation,” page 18, management presented to the Special Committee its calculation of the amounts that Presidential would be required to pay to the three officers under their employment agreements if their employment were terminated at December 31, 2010, which amounts aggregated approximately $4.5 million. The Special Committee determined that, given the Company’s current revenues and size, the amounts payable under the employment agreements should be reduced. After negotiation, the Special Committee obtained the agreement of the three executive officers to reduce the requested payments, aggregating $4.5 million, to an aggregate of $2.565 million ($1,106,700, $745,400 and $712,900 to Messrs. Joseph, Viertel and Baruch, respectively) if their employment were terminated. The amendments to the officers’ employment agreements were agreed upon, effective August 25, 2010. For additional information regarding these amendments to the employment agreements, see “Remuneration of Executive Officers—Employment Agreements,” page 39. In addition, the Special Committee approved an agreement pursuant to which Mr. Viertel and Mr. Baruch have agreed to acquire, or cause the acquisition of, the Ivy Consolidated Loan Note for $100,000 as part of the Plan of Liquidation. See “—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers—Ivy Consolidated Loan,” page 20.
     On August 17, 2010, the Special Committee met to discuss a revised draft of this Proxy Statement and revised liquidation scenarios, including updated estimates of the values of our assets. After reviewing and considering the terms of the Plan of Liquidation Proposal, the reasons for the liquidation, the factors underlying such reasons, the status of discussions with potential acquirors and such other information as it deemed appropriate, the Special Committee unanimously determined that the Plan of Liquidation was advisable and substantively and procedurally fair to, and in the best interests of, Presidential and our stockholders including our unaffiliated stockholders. The Special Committee unanimously approved the Plan of Liquidation, as described in this Proxy Statement, and recommended it to the full Board and the holders of our Class A and Class B common stock. Following such determination, the full Board met and unanimously determined that the Plan of Liquidation was advisable and substantively and procedurally fair to, and in the best interests of, Presidential and our stockholders including our unaffiliated stockholders, and recommended that the stockholders approve the Plan of Liquidation as described in this Proxy Statement. A copy of the Plan of Liquidation is attached to this Proxy Statement as Exhibit A.
     Following the filing of this Proxy Statement in preliminary form in September 2010, we sold our White Plains property, and have continued to market our Mapletree property in Massachusetts and the Consolidated Note. See “—Steps Taken Consistent with the Plan of Liquidation Proposal, page 13. In addition, as part of our continuing efforts to reduce our expenses in preparation for the possible liquidation of the Company or its entry into a strategic transaction, on November 30, 2010, we gave notice to each of Mr. Viertel and Baruch that their employment with us will be terminated effective December 31, 2010 in accordance with their respective employment agreements, as amended. Mr. Viertel and Mr. Baruch will receive severance payments as provided in their employment agreements, as amended. They will also each continue as members of the Board elected by the Class A stockholders until their successors are elected and qualified. We have no current intention to replace either Mr. Viertel or Mr. Baruch.
Reasons for the Liquidation
     In reaching their respective determinations that the Plan of Liquidation is advisable and substantively and procedurally fair to, and in the best interests of, Presidential and our stockholders including our unaffiliated stockholders, and approving the Plan of Liquidation and recommending that our stockholders vote to approve the Plan of Liquidation Proposal, the Special Committee and the Board, including each director in his individual capacity, considered many factors, including, but not limited to, the following factors:
•	the lack of a credible strategic alternative, including a potential sale or merger of Presidential or other possible transaction designed to enhance stockholder value;

•	the inability to identify an acquiror to make a binding offer or otherwise provide an indication of interest at meaningful premiums to market prices or estimated liquidation value;

•	our continuing decline in revenues, expected losses from continuing operations and negative cash flows from operating activities;

•	our concern that we could have insufficient liquidity and capital resources to operate in future years without sales of our assets;

•	our concern that we would require substantial additional capital to continue our operations as a going concern, and that we do not have the ability to raise additional capital at all or on a basis that is not dilutive to existing stockholders and otherwise on satisfactory terms and conditions;

•	the likelihood that if we were to continue as a going concern, we would not pay dividends, except to maintain REIT status, in the foreseeable future in order to retain funds for operations;

•	the Board’s belief that potential net proceeds of the sale of our assets, after payment or provision for our liabilities, exceed our book value per share at both December 31, 2009 and June 30, 2010 of $1.67 and $1.26, respectively, as well as the market price of our common stock over at least the last 12 months. The estimated aggregate distribution to stockholders is $2.00 per share. The price per share of our Class B common stock, which is listed on the NYSE Amex, ranged from $.32 to $1.30 for the period from April 1, 2009 through March 30, 2010; the volume-weighted average price per share of Class B common stock during the 30 trading days ended March 29, 2010 (the day before we announced that the Board expected to request stockholder approval of the sale of all or substantially all of our assets and adoption of a plan of liquidation) was $0.751, and on March 30, 2010, the closing price of a share of our Class B common stock was $0.60; on August 25, 2010, the day before we filed this Proxy Statement in preliminary form, the closing price of a share of our Class B common stock was $0.65;

•	the Board’s belief, based on presentations made by our management regarding our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate, that the aggregate cash liquidating distributions that we estimate we will make to our stockholders is fair to the stockholders;

•	the per share consideration to be received by our stockholders in the liquidation is likely to be payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders;

•	the Board’s belief that our operating costs, including those relating to being a public company, are disproportionate to the size of our assets;

•	the continuing limited liquidity of our common stock, making it difficult for our stockholders to realize value from their ownership of our common stock;

•	the Board’s belief that we do not have the ability to grow internally because, among other reasons, our small capitalization and limited asset base adversely affect our ability to raise capital through sales of securities in a public offering or to acquire assets using our common stock as consideration, even if current economic and market conditions improve;

•	our small capitalization, which restricts our ability to compete for acquisitions and to grow generally;

•	unlike prior considerations by the Board of “going private” transactions (see “—Background” above) in which management and the Board would have been required to determine the valuation of our assets without actual sales, the prices at which our assets will be sold in the Plan of Liquidation Proposal will be determined by market conditions;

•	the expectation that our management will retire over the next several years and that we will not be able to attract new management interested in developing our assets and operations; and

•	the terms and conditions of the Plan of Liquidation.
The Special Committee and the Board, including each director in his individual capacity, believe that each of the above factors generally supports its determination and recommendation.
     The Special Committee and the Board also considered and reviewed with management potentially negative factors concerning the Plan of Liquidation, including, but not limited to, those listed below:
•	there can be no assurance that we will be successful in disposing of our assets for amounts equal to or exceeding our estimates or that these dispositions will occur in a timely manner;

•	adverse economic conditions, generally and within the real estate markets, in Puerto Rico and our local markets, will make it harder to find buyers or to achieve sales proceeds that management deems acceptable;

•	our costs while executing the Plan of Liquidation may be greater than we estimated;

•	the likelihood that our stock price will decline or may become more volatile as we liquidate our assets and distribute proceeds from these liquidations;

•	if we establish a liquidating trust, the trust will likely provide for prohibition of the transfer of trust interests subject to certain limited exceptions;

•	the actual or potential conflicts of interest that certain of our executive officers and directors have in connection with the liquidation, including those specified under “—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers,” page 18, and “Risk Factors,” page 22, such as the obligations under the executive officers’ employment agreements, as amended;

•	the costs to be incurred by Presidential, including significant accounting, brokerage and legal fees in connection with the sale and liquidation process;

•	the possibility that stockholders may seek to challenge the Plan of Liquidation Proposal and that defending against any such litigation, even if we prevail, will be time-consuming, expensive and divert management’s attention from implementing the Plan of Liquidation and otherwise operating our business;

•	the possibility that stockholders may, depending on their tax bases in their stock, recognize taxable gains in connection with the completion of the liquidation, including with respect to a distribution of any of our assets to a liquidating trust, in which case our stockholders may not have received enough cash to satisfy any of their resulting tax liabilities;

•	the fact that no fairness opinion with respect to the liquidation was obtained and there were no current third-party appraisals made of our assets to determine their liquidation value; and

•	the fact that we have not retained any investment bank or other financial advisor to provide advice or other services with respect to the Plan of Liquidation Proposal.

     The above discussion concerning the information and factors considered by the Special Committee and the Board, including each director in his individual capacity, is not intended to be exhaustive, but includes the material factors considered by the Special Committee and the Board, including each director in his individual capacity, in making their respective determinations. In view of the variety of factors considered in connection with its evaluation of the Plan of Liquidation and the proposed liquidation, neither the Special Committee nor the full Board quantified or otherwise attempted to assign relative weights to the specific factors it considered. In addition, individual members of the Special Committee and the full Board may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.
Recommendation of the Special Committee of the Board
     Certain of our executive officers and directors have actual or potential conflicts of interest with our unaffiliated stockholders in connection with the liquidation, including those specified under “—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation Upon Directors and Officers,” page 18, and “Risk Factors,” page 22. To address these actual or potential conflicts, on April 7, 2010, the Board unanimously approved the formation of a Special Committee consisting of Richard Brandt, Mortimer M. Caplin and Robert Feder, the independent directors of the Board, for the following purpose:
To approve the sale of all or substantially all of our assets in one or more transactions on such terms and subject to such conditions as our Board of Directors deems appropriate, and to authorize a plan of liquidation and dissolution of Presidential, subject to the discretion of the Board of Directors.

In furtherance of such consideration, the Special Committee may also consider potential alternatives to the Sale Proposal, including a merger or consolidation of the Corporation or the sale of all or substantially all of the Corporation’s assets not in connection with a plan of liquidation and dissolution.
     The Special Committee held 12 meetings between April 7, 2010 and August 17, 2010. After reviewing and considering the terms of the Plan of Liquidation Proposal, the reasons for the liquidation, the factors underlying such reasons and such other information as it deemed appropriate, as further described in this Proxy Statement, on August 17, 2010, which decisions have not been withdrawn or modified, the Special Committee unanimously (i) determined in good faith that the Plan of Liquidation Proposal is advisable and substantively and procedurally fair to, and in the best interests of, Presidential and our stockholders including our unaffiliated stockholders, (ii) approved the Plan of Liquidation Proposal, (iii) recommended the Plan of Liquidation Proposal to the full Board, and (iv) recommended approval of the Plan of Liquidation Proposal by the holders of our Class A and Class B common stock.
     THE SPECIAL COMMITTEE OF THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PLAN OF LIQUIDATION PROPOSAL.
Recommendation of the Presidential Board
     After reviewing and considering the terms of the Plan of Liquidation Proposal, the reasons for the liquidation, the factors underlying such reasons and such other information as it deemed appropriate, as well as the recommendation of the Special Committee, as further described in this Proxy Statement, the Board, on August 17, 2010, which decisions have not been withdrawn or modified, unanimously (i) determined in good faith that the Plan of Liquidation Proposal is advisable and substantively and procedurally fair to, and in the best interests of, Presidential and our stockholders including our unaffiliated stockholders, (ii) approved the Plan of Liquidation Proposal and (iii) recommended approval of the Plan of Liquidation Proposal by the holders of our Class A and Class B common stock.
     In addition, each director, including each director of the Special Committee, in his individual capacity, believes, after reviewing and considering the terms of the Plan of Liquidation Proposal, the reasons for the liquidation, the factors underlying such reasons and such other information as he deemed appropriate, as described in this Proxy Statement, that the Plan of Liquidation Proposal is procedurally and substantively fair to our unaffiliated stockholders.
     THE PRESIDENTIAL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PLAN OF LIQUIDATION PROPOSAL.

Steps Taken Consistent with the Plan of Liquidation Proposal
     On September 30, 2010, we sold our Building Industries Center property, 180 South Broadway, White Plains, New York for a sales price of $2.15 million. In addition, Presidential has listed its Mapletree Industrial Center property in Palmer, Massachusetts for sale at a current listing price of $3.95 million, and is offering for sale the $12.075 million principal amount Consolidated Note secured by ownership interests in entities owning 18 apartment complexes primarily in Virginia.
Expected Distributions
Timing and Amount
     The amount and timing of distributions to stockholders depends entirely on the amount and timing of the receipt of proceeds from sales of our properties. The Board has not established a firm timetable for distributions to stockholders. Under the terms of the Plan of Liquidation and Delaware law, we may make one or more distributions from time to time, after providing or reserving for the payment of our obligations and liabilities, as we sell or otherwise liquidate our assets. Alternatively, if the Board elects, we may transfer our remaining assets to a liquidating trust and issue each stockholder an interest, which may be certificated, in such liquidating trust. All distributions will be paid to stockholders of record at the close of business on the record dates to be determined by the Board, pro rata based on the number of shares owned by each stockholder. Each share of Class A and Class B common stock will be entitled to the same distribution.
     The final distribution to our stockholders, or alternatively to a liquidating trust, is expected to be made, if possible, no later than the second anniversary of the date on which our stockholders approve the Plan of Liquidation. However, we cannot assure you that the final distribution of the proceeds of all of our assets will be made in such time period.
     Although we cannot be sure of the amount, we currently believe that stockholders will receive an aggregate cash distribution of approximately $2.00 per share of common stock. However, should actual circumstances differ from our assumptions, stockholders could receive more or less than that amount, although it is possible that there might not be any funds available for liquidating distributions. This amount represents our current estimate, but it is not possible to determine with certainty the aggregate net proceeds that may ultimately be available for distribution to stockholders. See “Risk Factors,” page 22. The actual amount, timing of and record dates for stockholder distributions will be determined by the Presidential Board in its sole discretion and will depend upon the timing and proceeds of the sale of our remaining assets, and the amounts deemed necessary by the Presidential Board to pay or provide for all of our liabilities and obligations.
Calculation of Estimated Distributions
     To estimate the amount that may be available for distribution from the liquidation proceeds, we estimated the amounts likely to be received from the sales of our properties, our expected obligations and the costs of liquidation. We also estimated general and administrative costs during the liquidation process. The payment of the distributions is, in each case, subject to the payment or provision for payment of our obligations to the extent not assumed by any purchasers of our assets and any tax liabilities. We believe that we will have sufficient cash and cash equivalents to pay all of our current and accrued obligations as a result of cash from operations and asset sales. If contingent or unknown liabilities exist and/or greater federal, state or local income taxes have to be paid, distributions to stockholders may be reduced or delayed. Also, expenses will continue to accrue following approval of the Plan of Liquidation, as the expenses that we have estimated for professional fees and other expenses of liquidation are significant. These expenses will reduce the amount of cash available for ultimate distribution to stockholders. See “Risk Factors,” page 22, for a more detailed discussion of these risks.
     We have a limited number of assets, most of which are difficult to value for purposes of calculating estimated liquidating distributions. We based our calculation of the estimated aggregate distribution on the following:
•	the $2.15 million contractual sale price of the 180 South Broadway property, which sale closed on September 30, 2010;

•	an opinion of expected value (which does not constitute an independent third-party appraisal) from the real estate broker that has listed the Mapletree Industrial Center;

•	the amount that we would receive if our 50% ownership interest in the entity that owns an industrial property located in Las Piedras, Puerto Rico were sold for the value set forth in a first quarter of 2009 appraisal;

•	with respect to a sale of the Consolidated Note secured by ownership interests in entities owning 18 apartment complexes primarily in Virginia, we have taken into account our own internal valuations of the apartment complexes as well as indications of interest for the apartment complexes; as disclosed in our 2009 Form 10-K and 2010 Forms 10-Q, the principal amount of the Consolidated Note is $12.075 million and its carrying value in our accounting records is $2.075 million, and we do not believe that there will be sufficient cash flow from the security for the Consolidated Note to pay all of the interest that is due on the note, the deferred interest that will be due at maturity and the $12.075 million principal amount due at maturity;

•	Because of the loss of two large tenants and the continuing weak rental market for office space in Puerto Rico, we determined not to include any amount attributable to our property at Hato Rey, Puerto Rico. Tthe first mortgage on the Hato Rey property has a principal balance of approximately $14.9 million; in addition, as of December 31, 2010, we anticipate the principal amount and interest of Presidential’s loan to the entity owning the property to be approximately $3.8 million;

•	$100,000 for the Ivy Consolidated Loan, as agreed by Messrs. Viertel and Baruch (see “Certain Transactions,” page 43, and
“—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers—Ivy Consolidated Loan,” page 20); and

•	no additional value for our interests in the Shawnee-Brazos mall property other than a $500,000 payment made in March 2010, as disclosed in our 2009 Form 10-K and 2010 Forms 10-Q, or for any other assets.
     We believe that there is a very limited market in Puerto Rico for office properties, such as our Hato Rey property, and industrial properties, such as our Las Piedras property, so that it is difficult to establish achievable sales prices or an estimate of the timing of any sales. It is also difficult to determine individual and aggregate achievable sales prices or times of sale for the apartment complexes securing the Consolidated Note because of their number and differing characteristics and the generally weak real estate markets. In addition, while we have listed the Mapletree property at $3.95 million and the principal amount of the Consolidated Note is $12.075 million, there is no assurance that we will receive our listed price or the principal of the Consolidated Note. Therefore, in estimating distributions to be made to our stockholders, we also discounted in various ways the expected sales prices we could receive for our assets, based on management’s understanding of the respective markets for these assets.
     For additional information about our assets and liabilities, please see our consolidated financial statements included in the 2009 Form 10-K and 2010 Forms 10-Q.
Estimated Liabilities, Fees and Expenses
     In connection with the sale of all or substantially all of our assets and the Plan of Liquidation, there are two types of liabilities and expenses. In connection with the sale of our assets, we will be obligated to repay outstanding mortgages and will incur transaction-related expenses such as real estate brokerage fees, professional fees and expenses and other related charges, all of which can be characterized as ordinary course.
     In addition, Presidential will be required to fund the obligations under our defined benefit pension plan (the “Pension Plan”) and terminate the plan, and to satisfy or reserve for our obligations under our employment agreements with certain of our executive officers, and to make severance payments to its other employees and pay other miscellaneous liabilities. Presidential estimates such liabilities, fees and expenses (exclusive of any potential litigation expenses) to be as set forth in the following table:

Fund and terminate Pension Plan	$3,200,000
Payments to executive officers under employment agreements	2,565,000
Severance payments to non-executive employees	500,000
Other contractual post-retirement benefits	100,000
Directors’ and officers’ insurance	70,000
Miscellaneous	65,000

Total estimated fees and expenses	$6,500,000

     As of September 30, 2010, we had approximately $4.36 million of cash and securities available for sale available to pay our ordinary course operating expenses and to fund a portion of the costs described above.
     If Presidential establishes a liquidating trust, it will also incur costs, including those relating to the establishment of the trust, appointment of one or more trustees and ongoing funding of the trust’s operations. Presidential cannot estimate such costs at this time.
     See “—Source of Funds and Expenses of the Proxy Solicitation,” page 21, for the costs relating to the Annual Meeting and solicitation of proxies.
Uncertainties Relating to Estimated Distributions
     Our estimates of potential distributions were prepared for planning purposes and to provide some guidance to our stockholders in determining whether to approve the Plan of Liquidation Proposal. The preparation of these estimates involved judgments and assumptions with respect to the liquidation process that, although considered reasonable at the time by management, may not be realized. We cannot assure you that actual results will not vary materially from the estimates. In addition to the information under “—Expected Distributions—Calculation of Estimated Distributions” above and “Risk Factors,” page 22, other uncertainties that could cause the aggregate amount of distributions to be less or more than our estimates include the following:
•	we have not obtained any appraisals in connection with the Plan of Liquidation Proposal (although in the first quarter of 2009 we obtained an appraisal of our Las Piedras, Puerto Rico property (also referred to as the IATG property in our 2009 Form 10-K and 2010 Forms 10-Q)), and our estimates of the value that may be received upon the sale of our assets is generally based on management’s estimates based on the information available to management;

•	the value of our assets is uncertain due to a number of factors beyond our control, including market conditions in the real estate market and the length of time it takes to sell our properties;

•	our estimate of distributable cash resulting from our liquidation is based on estimates of the costs and expenses of the liquidation and operation of our company. If actual costs and expenses exceed or are less than such estimated amount, aggregate distributions to stockholders from liquidation could be less or more than estimated;

•	if properties are not sold by the times and at the prices we currently project, the liquidation may yield distributions less than or greater than the recent market prices of our common stock;

•	if liabilities unknown at the time of the mailing of this Proxy Statement arise that must be satisfied or reserved for as part of the Plan of Liquidation, the aggregate amount of distributions to stockholders as a result of the Plan of Liquidation could be less than estimated; and

•	delays in consummating the Plan of Liquidation could result in additional expenses and in actual aggregate distributions to stockholders being less than our estimated amount.
     We do not anticipate updating or otherwise publicly revising the estimates presented in this document to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events, unless there has been a material change and except as required by law. The estimates have not been audited, reviewed or compiled by independent auditors.

Modification or Termination of Plan of Liquidation
     The Board, subject to the approval of the Special Committee, reserves the right, in its discretion, to amend or abandon the Plan of Liquidation prior to it being approved by our stockholders or at any time prior to filing a Certificate of Dissolution with the State of Delaware without further action by our stockholders. Once our stockholders have approved the Plan of Liquidation, no further stockholder action will be required to sell the remainder of our assets and to make the distributions described in the Plan of Liquidation. Furthermore, if our stockholders approve the Plan of Liquidation, the Board, subject to the approval of the Special Committee, will have the authority to sell any and all of our company’s assets on such terms as the Presidential Board determines appropriate, subject to the provisions of the Plan of Liquidation. Notably, our stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales. Accordingly, the Board anticipates that it would abandon the Plan of Liquidation only if we enter into an agreement with a third party to sell the Company, either through a merger or a tender offer, that it believes will be more favorable to the stockholders, including after consideration of the tax consequences of such transaction to the stockholders and the Company.
Dissolution
     No later than two years from the date our stockholders approve the Plan of Liquidation, we intend to file a Certificate of Dissolution with the Secretary of State of Delaware to dissolve Presidential. The Board, however, reserves the discretion and authority to file the Certificate of Dissolution at an earlier date, subject to the final liquidation of our company’s assets or to the transfer of our company’s remaining assets into a liquidating trust. The dissolution will become effective upon the filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware unless otherwise specified in the Certificate of Dissolution. Although we intend to wind up our affairs, pay or provide for all of our debts and liabilities before we file our Certificate of Dissolution, under Delaware law, even after we file a Certificate of Dissolution, we will continue to exist for the purpose of winding up our affairs by marshalling our assets, selling or otherwise transferring assets which are not to be distributed in kind to our stockholders, paying our debts and other liabilities and doing all other acts incidental to liquidation of our business and affairs. However, after the Certificate of Dissolution has been filed, we will not carry on any other business.
Transferability of Shares; NYSE Amex Listing
     We anticipate that the market price of our shares of common stock will decline as we make liquidating distributions to our stockholders. If this occurs, it is likely that the NYSE Amex will consider suspending trading in or remove from listing our shares of Class B common stock for, among other reasons, the aggregate market value of our publicly held shares being less than $1 million. In addition, as described under “Risk Factors—Approval of the Plan of Liquidation may reduce our stock price, increase its volatility and/or reduce the liquidity of our shares,” page 25, the NYSE Amex may seek to de-list our Class B common stock after our stockholders approve the Plan of Liquidation Proposal. If the NYSE Amex were to delist our shares of Class B common stock, we could still be subject to the periodic reporting and disclosure requirements of the Exchange Act.
     We may close our stock transfer books at any time after the Certificate of Dissolution has been filed or after we have transferred all of our assets to a liquidating trust and, in any event, will close our stock transfer books and discontinue recording transfer of shares of common stock on the earliest to occur of (the “Final Record Date”):
•	the close of business on the record date fixed by the Board for the final liquidating distribution;

•	the close of business on the date on which our remaining assets are transferred to a liquidating trust; or

•	the date on which the Certificate of Dissolution is accepted for filing by the Secretary of State of the State of Delaware.
     After the stock transfer books have been closed, shares of common stock will not be assignable or transferable on our company’s books, except by will, intestate succession or operation of law. After the Final Record Date for the recording of stock transfers, Presidential will not issue any new stock certificates, other than replacement certificates.

Cancellation of Shares of Common Stock
     Our final distribution, which may be either in cash or in the form of trust certificates representing interests in a liquidating trust, will be in complete redemption and cancellation of our outstanding shares of Class A and Class B common stock. Upon such final distribution, you may be required to surrender your share certificates, if any. If we cannot make distributions to a stockholder because mail is not deliverable to the last known address of that stockholder on the stockholder list that our Transfer Agent maintains, we will hold the funds subject to unclaimed funds or escheat statutes of the state of the stockholder’s last known address. If such state does not have an escheat law, the law of Delaware will govern. If a stockholder does not claim such funds within the statutory period, the funds may escheat to the state.
Liquidating Trust
     We may distribute our assets at any time into a liquidating trust. If all of our assets are not sold or distributed prior to the second anniversary of the approval of the Plan of Liquidation by our stockholders or if the Board determines it to be cost effective or otherwise necessary or desirable to do so at an earlier date, we will transfer any assets not sold or distributed, including any contingency reserve or other cash on hand, to a liquidating trust. Furthermore, the Board and management may decide to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (such as interests in real property, securities in privately held companies, or promissory notes) or where the Presidential Board determines that it would not be in the best interests of our company and the stockholders for the assets to be distributed directly to the stockholders at the time. The Presidential Board may elect to distribute our assets to a liquidating trust prior to the second anniversary of stockholder approval of the Plan of Liquidation if it determines that the transfer to the liquidating trust is in the best interest of the stockholders. We anticipate that by distributing assets to the liquidating trust, savings may result from reductions in the costs of: (i) preparing certain periodic reports required by, and complying with the rules and regulations of, the SEC and the NYSE Amex; (ii) audit and legal fees; (iii) state franchise taxes; (iv) NYSE Amex listing fees; and (v) other company costs. We estimate that the foregoing costs will be approximately $2,145,000 for the full calendar year 2011, and that we may save approximately $1,700,000 on an annual basis by distributing our assets to the liquidating trust. There can be no assurance that we will be able to achieve these cost reductions.
     If a liquidating trust is established, we would distribute to the then-current holders of our shares of common stock interests in the liquidating trust in proportion to the number of shares of common stock owned by such stockholders. This distribution would be a taxable event to such stockholders. The sole purpose of the liquidating trust would be to distribute or liquidate any remaining assets on terms satisfactory to the liquidating trustees and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied.
     If the stockholders approve the Plan of Liquidation, that approval would authorize the Board to establish a liquidating trust if the Board determines the liquidating trust to be necessary or appropriate, and to appoint up to three individuals to act as trustees. The Board reserves the right to appoint, at its discretion, existing company officers or members of the Board to serve as trustees of the liquidating trust, including the executive officers who will be entitled to contractual severance payments in connection with the Plan of Liquidation. We anticipate that the Board will select trustees on the basis of the experience of each individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust and the ability of the individual or entity to serve the best interests of the holders of trust interests. Trustees will be paid customary fees (and be indemnified) for their services, which will be negotiated by the independent directors of the Board. Stockholder approval of the Plan of Liquidation will also constitute stockholder approval of any liquidating trust agreement with the trustee or trustees on such terms and conditions as may be approved by the Board.
     We anticipate that the liquidating trust agreement would provide that the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders and that the trust property would be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the liquidating trust agreement. In the discretion of the trustees, the stockholders’ interests in the trust may be represented by certificates or by noting such interests in the trust’s records, in which case there would be no certificates or other tangible evidence of trust interests. No stockholder will be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock in order to receive the interests, unless the interests in the trust are certificated. In addition, we anticipate that the trust would be irrevocable and would terminate after the earliest of the date when (i) the trust property is fully distributed, (ii) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, have approved the termination, or (iii) a specified number of years have elapsed after the creation of the trust.
     We anticipate that interests in the liquidating trust will not be freely transferable except in certain very limited circumstances, such as death of a holder of trust interests. Therefore, the recipients of the interests in the liquidating trust will not realize any value from these interests unless and until the trust distributes cash or other assets to them, which will be in the sole discretion of the trustees.
     The Board has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by the Board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust. We intend that the liquidating trust comply with SEC guidelines in order to limit the liquidating trust’s reporting obligations under the Exchange Act.
Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers
Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers
     In considering the recommendation of the Special Committee and Board to approve the Plan of Liquidation Proposal, stockholders should consider that, as described below, the approval of the Plan of Liquidation by our stockholders may have certain effects upon our officers and directors that differ from, or are in addition to (and therefore may conflict with), the interests of our stockholders. In order to address these concerns, the Presidential Board established the Special Committee.
     As of the Record Date, our directors and officers, as a group, beneficially owned 51.4% of the Class A common stock, 12.0% of the Class B common stock and 17.1% of the combined voting power of the Class A and Class B common stock, which ownership includes the shares owned by Pdl Partnership, a partnership wholly owned by Messrs. Joseph, Viertel and Baruch. See “Security Ownership of Management and Certain Beneficial Owners,” page 46. All of our directors and executive officers have announced that they will vote all shares beneficially owned by them in favor of the Plan of Liquidation Proposal.
     The employment agreements of each of our chief executive officer, chief financial officer and executive vice president, who are also directors of Presidential, contain provisions that entitle the officer to certain benefits and payments upon termination of his employment, as more fully described elsewhere in this Proxy Statement. In addition, our secretary/treasurer is entitled to a payment on retirement. No other officer or director is party to an agreement with our company providing for compensation for a fixed term or for severance upon termination. For a description of the arrangements between Presidential and these individuals, including recent amendments to such compensation, see
“—Payments to Certain Executive Officers upon Liquidation” below. The Special Committee may also award bonuses to our officers and employees in recognition of their services based on the performance of such officers and employees during our liquidation process and the final terms of the various asset sales, although there are no current plans to make such awards. Any such payment will reduce amounts available to be distributed to stockholders.
Payments to Certain Executive Officers upon Liquidation
     Prior to the amendments to their employment agreements in August 2010, each of Mr. Joseph, Mr. Viertel and Mr. Baruch was entitled to specified payments under his employment agreement upon termination thereof, including payment of the balance of his compensation and fringe benefits until the end of the employment period, payments under a consulting arrangement, annual contractual retirement benefits after termination of the consulting period and continuation of certain life, group health and disability insurance benefits. See “Remuneration of Executive Officers—Employment Agreements,” page 39, for a detailed description of these agreements. If, in connection with the liquidation and dissolution of the Company, their respective employments were terminated as of December 31, 2010, management initially calculated that each of them would have been entitled to the following payments prior to the respective amendments to their employment agreements:

Management’s Calculation of Compensation Payable in Connection with a Liquidation
(Prior to Amendments to Employment Agreements) (1)

			Value of		Value of annual
	Salary	Consulting	certain fringe	Value of	payment of
	through	from 1/1/13	benefits	health	$29,000 per year
	12/31/12	through	through	insurance	commencing	Total cash
Name	(2)	12/31/15 (3)	12/31/12 (4)	benefits (5)	1/1/14 (6)	payment
Jeffrey F. Joseph (7)	$713,415	$563,931	$80,500	$194,993	$266,367	$1,819,206

Thomas Viertel	476,352	378,945	68,000	184,993	266,367	$1,374,657

Steven Baruch	476,352	378,945	68,000	167,696	221,163	$1,312,156

				Total		$4,506,019

(1)	In addition, the Pension Plan will be fully funded and terminated in connection with the liquidation, and Messrs. Joseph, Viertel and Baruch will be entitled to receive lump sum payments (as of December 31, 2010) of $2,293,738, $2,245,218 and $2,505,013, respectively, that would otherwise be paid to them over time.

(2)	Represents the present value, calculated at a 3% discount rate, of recipient’s estimated salary from January 1, 2011 through December 31, 2012.

(3)	Represents the present value, calculated at a 3% discount rate, of recipient’s estimated consulting fees for the period January 1, 2013 through December 31, 2015.

(4)	Represents the estimated value of certain fringe benefits to which recipient is entitled under his employment agreement from January 1, 2011 through December 31, 2012.

(5)	Represents the present value, calculated at a 3% discount rate, of the estimated cost of health insurance benefits payable to recipient over his expected lifetime, which cost is calculated using a cost for 2011 of $8,783 and increasing each year by 7.5%.

(6)	Represents the present value, calculated at a 3% discount rate, of monthly payments in the annual amount of $29,000 commencing on January 1, 2014 (which annual payments are increased each year after 2014 by 50% of the increase in the cost of living) for the recipient’s expected actuarial lifetime.

(7)	As described under “Remuneration of Executive Officers—Employment Agreements,” page 39, the Employment Agreement of Mr. Joseph was amended in 2007 (the “Amendment”) to provide that he may voluntarily resign from his employment with Presidential on 180 days’ prior notice, in which event he will receive certain lump sum payments and consulting fees. We have accrued on our balance sheet at December 31, 2009 an aggregate liability of $624,408 for amounts that may become payable to Mr. Joseph pursuant to the provisions of the Amendment. However, in no event will Mr. Joseph receive payments pursuant to the Amendment if he receives the amounts payable to him as described in the table above in the event of termination of his employment by the Company.
     As disclosed under “—Background” above, the Special Committee initiated negotiations with Messrs. Joseph, Baruch and Viertel to reduce the aggregate compensation payable to them under their existing employment agreements upon termination of the agreements. After extensive negotiations, the executives agreed to reduce the compensation payable to them from the aggregate of $4,506,019 originally calculated by the executive officers (if their employment were to be terminated at December 31, 2010) to an aggregate of $2,565,000, allocated $1,106,700, $745,400 and $712,900 to Messrs. Joseph, Viertel and Baruch, respectively. The amendments to the executive officers’ employment agreements were agreed upon effective August 25, 2010 as further described under “Remuneration of Executive Officers—Employment Agreements,” page 39 On November 30, 2010, we gave notice to each of Mr. Viertel and Mr. Baruch that their employment with us will be terminated effective December 31, 2010. Mr. Viertel and Mr. Baruch will receive severance payments as provided in their employment agreements, as amended. They will also each continue as members of the Board elected by the Class A stockholders until their successors are elected and qualified. Following December 31, 2010, Mr. Joseph will be entitled to the lesser of the specific amount provided in the amendment to his employment agreement or the amounts payable in accordance with his employment agreement without giving effect to the amendment.
Ivy Consolidated Loan
     As described in more detail under “Certain Transactions,” page 43, and in our 2009 Form 10-K, Presidential has a loan outstanding to certain affiliates of Ivy Properties, Ltd. (collectively “Ivy”), which is owned by Messrs.

Joseph, Baruch and Viertel. As part of a 1991 Settlement Agreement between Presidential and Ivy (the “Settlement Agreement”), certain of Presidential’s outstanding nonrecourse loans to Ivy (most of which had previously been written down to zero) were modified and consolidated into two nonrecourse loans (collectively, the “Ivy Consolidated Loan”), which currently have an aggregate outstanding principal balance of $4,770,050 and a net carrying value of zero. In 1996, the Settlement Agreement was modified to provide that the only payments required under the Ivy Consolidated Loan would be paid in an amount equal to 25% of the operating cash flow (after provision for certain reserves) of Scorpio Entertainment, Inc., a company owned by Messrs. Viertel and Baruch that acts as a producer of theatrical productions. To the extent that Presidential receives payments in respect of the Ivy Consolidated Loan, such payments will be applied to unpaid and unaccrued interest and recognized as income. Although in prior years, Presidential was sometimes paid substantial amounts of interest, during 2007 and 2008, Presidential was paid $256,000 and $146,750, respectively, in interest, and in 2009, it did not receive any interest on the Ivy Consolidated Loan. Presidential does not expect to receive any interest payments on the Ivy Consolidated Loan in 2010. At December 31, 2009, the total unpaid and unaccrued interest on the Ivy Consolidated Loan was $3,677,702. As disclosed by Presidential for more than ten years, Presidential does not expect to recover any of the principal amounts of the Ivy Consolidated Loan.
     Presidential does not believe that it will be able to obtain a third-party purchaser for the Ivy Consolidated Loan because of the uncertainty of any payment on the nonrecourse Ivy Consolidated Loan, the respective ages of Messrs. Viertel and Baruch, the difficulty in determining whether Messrs. Viertel and Baruch will continue to operate Scorpio Entertainment and the inability to predict whether any theatrical production produced by Scorpio Entertainment will be successful. Messrs. Viertel and Baruch have advised Presidential that they intend to seek to have the Ivy Consolidated Loan acquired by companies affiliated with Scorpio Entertainment or other entities affiliated with them. In accordance with a long-standing Board resolution, any such sale of the Ivy Consolidated Loan must be unanimously approved by the directors of Presidential who are not otherwise affiliated with Presidential or Ivy (with no more than one abstention). Effective August 25, 2010, the Special Committee, which consists of all of the directors not otherwise affiliated with Presidential or Ivy, unanimously approved an agreement with Messrs. Viertel and Baruch that they could acquire, or cause the acquisition of, the Ivy Consolidated Loan for an aggregate of $100,000 in connection with the Plan of Liquidation. See also “—Background” above.
Directors’ and Officers’ Insurance
     We intend to maintain an insurance policy for our officers, directors, employees, agents and representatives against liability asserted against or incurred by such persons in their capacity as such or arising from their status as officers, directors, employees, agents, or representatives, and for actions taken in connection with the Plan of Liquidation and the winding up of our affairs, which will continue in effect for a period of up to six years following the completion of the liquidation.
Additional Information about Directors, Officers and Other Affiliates
     None of the directors or executive officers or Pdl Partnership has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceedings that resulted in a judgment enjoining any of them from future violations of federal or state securities laws or a finding of any violation of securities laws during the past five years. Each of the directors and executive officers is a citizen of the United States. Pdl Partnership is a New York general partnership whose sole business is to hold Class A common stock of Presidential.
Provisions for Unaffiliated Stockholders; Unavailability of Appraisal or Dissenters’ Rights
     No appraisal or dissenters’ rights are available under Delaware law or under Presidential’s Certificate of Incorporation or Bylaws to holders of common stock who vote against the Plan of Liquidation Proposal. Other rights or actions may exist under Delaware law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the Plan of Liquidation Proposal.
     Except as required by the Delaware General Corporation law, none of Presidential nor any of its executive officers and directors has granted unaffiliated stockholders access to the corporate files of such persons or to obtain counsel or appraisal services at their expense. In addition, the Plan of Liquidation was negotiated by and approved by the Special Committee, which consists of the independent members of the Presidential Board. However, the majority of directors who are not Presidential employees did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Plan of Liquidation and/or preparing a report concerning the fairness of the proposal.
Source of Funds and Expenses of the Proxy Solicitation
     We estimate that the total funds required to hold this Annual Meeting and solicit proxies in favor of the Plan of Liquidation Proposal will be approximately $240,000, which will be paid by the Company from its available cash on hand:

SEC filing fee	$546
Company legal fees	150,000
Special Committee fees	60,000
Special Committee legal fees	42,500
Printing and mailing costs	25,000
Proxy solicitor fees and expenses	15,000
Miscellaneous	14,454

Total estimated expenses	$307,500

Regulatory Approvals
     The Company is not aware of any material governmental or regulatory approval required for completion of the Plan of Liquidation Proposal, other than compliance with the applicable federal and state securities laws, NYSE Amex rules and Delaware corporate law.
Legal Proceedings
     Presidential is not presently subject to any material litigation and, to our knowledge, no material litigation has been threatened against it. We are from time to time party to routine litigation and administrative proceedings arising in the ordinary course of business, most of which are expected to be covered by liability insurance and none of which, individually or in the aggregate, are expected to have a material effect on us.

RISK FACTORS
     You should read and consider the risks associated with approval of, or failure to approve, the Plan of Liquidation Proposal set forth below as well as the information set forth under “Cautionary Notice Regarding Forward-Looking Statements,” page 35. This information should be read in conjunction with the other information in this Proxy Statement.
Liquidation distributions will depend on sales of our assets, and we do not know the exact amount or timing of liquidation distributions.
     The amount and timing of our liquidation distributions will be affected, in large part, by our ability to sell our remaining assets in a timely and orderly manner. We cannot assure you of the precise nature and amount of any distributions to our stockholders pursuant to the Plan of Liquidation.
     The methods used by management in determining the values of our assets (other than cash and cash equivalents) and liabilities are based on estimates that are inexact and may not approximate values actually realized or the actual costs incurred. For many of our assets, for the reasons described elsewhere in this Proxy Statement, including the continuing impact of the current economic downturn, we do not have available market information to provide a reasonable estimate of fair market value, and we do not have nor do we expect to obtain current third-party appraisals for any of our assets. The Board’s assessment assumes that the estimates of our assets, liabilities, operating costs and sales prices of our assets are accurate, but those estimates are subject to numerous uncertainties beyond our control, including new contingent liabilities that may materialize and other matters discussed below. In addition, the Board has relied on (i) estimates as to the value of our properties, other assets, costs and operating expenses, and (ii) mathematical compilations and computations of such estimates. For all of these reasons, the actual net proceeds distributed to stockholders in liquidation may be more or less than estimated amounts.
     We have estimated the aggregate distribution to stockholders based upon management’s estimates of the values of our assets after considering, among other factors, contractual sale prices, values ascribed to certain assets during discussions with bidders and brokers for our company or our assets, internally prepared budgets, projections, comparable sales figures, if available, and the carrying value of the assets on our consolidated balance sheet. There can be no assurance that we will be able to find buyers for all of our remaining assets or that, if we are able to sell such assets, the net proceeds received from such sales will be consistent with management’s estimates.
     If our stockholders approve the Plan of Liquidation, potential purchasers of our assets may try to take advantage of our liquidation process and offer less-than-optimal prices for our assets. We intend to seek and obtain the highest sales prices reasonably available for our assets; however, we cannot predict how conditions in local real estate markets or in the national or Puerto Rican economy may affect the prices that we can obtain in the liquidation process. Therefore, there can be no assurance that the announcement and approval of our Plan of Liquidation will not hinder management’s ability to obtain the best price possible in the liquidation of our assets.
     We estimate that the aggregate distribution to stockholders will be approximately $6.800 million under the Plan of Liquidation, which would result in an aggregate distribution to stockholders of approximately $2.00 per share of common stock, although it is possible that there might not be any funds available for liquidating distribution. Distribution will be made after satisfaction of, or reserve for, all our liabilities, including but not limited to, satisfaction of, or reserve for, our obligations under the Pension Plan, our employment agreements with certain executive officers of the Company and severance costs. Although the actual amount available for distribution could be more than $2.00 per share, it may also be less (or none) or could be delayed, in whole or in part, depending on a number of factors, including (i) unknown liabilities or claims, (ii) unexpected or greater- or lesser-than expected expenses, and (iii) greater- or lesser-than anticipated net proceeds of asset sales.
     Interim and final distributions will depend on the amount of proceeds we receive, when we receive them, and the extent to which we must establish reserves for current or future liabilities. In addition, although we intend to distribute substantially all of the remaining amount to stockholders (or a liquidating trust) within two years following the adoption of the Plan of Liquidation by our stockholders, final distribution may occur later if a creditor seeks the intervention of the Delaware courts to enjoin dissolution.

     We are currently unable to predict the precise timing of any distributions pursuant to the Plan of Liquidation. The timing of any distribution will depend upon, and could be delayed by, among other things, the timing of the sale of our assets. Additionally, while we expect to satisfy all of our liabilities and obligations, a creditor could seek an injunction against our making distributions to our stockholders on the grounds that the amounts to be distributed were needed for the payment of specified liabilities or expenses. Any action of this type could delay or substantially diminish the amount, if any, available for distribution to our stockholders.
If we are unable to satisfy all of our obligations to creditors and our other obligations, or if we have underestimated our future expenses, the amount of liquidation proceeds will be reduced.
     We have current and future obligations to creditors. Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ fees, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses) will continue to be incurred through the liquidation process. As part of this process, we will attempt to satisfy any obligations with creditors remaining after the sale of our assets. In addition, prior to making any distributions, we will fund or otherwise make provisions for our obligations under our Pension Plan and employment agreements with certain executive officers of the Company, as well as our severance obligations to our other employees. As described in more detail elsewhere in this Proxy Statement, we will need approximately $6.5 million to fund and terminate the Pension Plan, to satisfy or reserve for our obligations under employment agreements with certain executive officers of the Company and our severance obligations and to pay or reserve for certain other obligations. These expenses and obligations will reduce the amount of assets available for ultimate distribution to our stockholders. To the extent our liabilities exceed the estimates that we have made, the amount of liquidation proceeds will be reduced.
Valuations of our real estate assets are subject to general risks associated with real estate assets and within the real estate industry.
     The value of our real estate assets, and consequently the value of your investment, is subject to certain risks applicable to our assets and inherent in the real estate industry. The following factors, among others, may adversely affect the value of our real estate assets:
•	The continuing downturn in the Puerto Rican, national, regional and local economies where certain of our properties are located;

•	competition from other commercial and residential real estate entities;

•	local real estate market conditions, such as oversupply of, or reduction in demand for, leasing of commercial real estate;

•	decreases in rent and/or occupancy rates due to competition, economic or other factors;

•	increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.
We face potential risks with asset sales.
     Risks associated with the sale of properties that, if they materialize, may have a material adverse effect on amounts you may receive, include:
•	lack of demand from prospective buyers;

•	inability to find qualified buyers;

•	inability of buyers to obtain satisfactory financing;

•	lower-than anticipated sales prices; and

•	inability to close on sales of properties under contract.
If our stockholders vote against the Plan of Liquidation Proposal, our ability to continue operating could be adversely affected.
     If our stockholders do not approve the Plan of Liquidation Proposal, we would have to continue our business operations from a difficult position, in light of our announced intention to liquidate and dissolve. Employees, customers and other third parties may refuse to continue to conduct business with us if they are uncertain as to our future. In addition, Presidential will have to continue operations while being faced with the same strategic issues it considered in determining to adopt the Plan of Liquidation. If our stockholders do not approve the Plan of Liquidation Proposal, we may still sell certain of our assets.
Stockholders may be liable to our creditors for amounts received from us if our reserves are inadequate.
     If the Plan of Liquidation Proposal is approved by the stockholders, we intend to file a Certificate of Dissolution with the Secretary of State of the State of Delaware promptly after the sale of all of our remaining assets or at such time as the Board has transferred our remaining assets, subject to our liabilities, into a liquidating trust. Pursuant to Delaware law, Presidential will continue to exist for the purpose of discharging any debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. Presidential intends to pay for all liabilities and distribute all of our remaining assets, which may be accomplished by the formation of a liquidating trust, before we file the Certificate of Dissolution.
     Under Delaware law, certain obligations or liabilities imposed by law on our stockholders, directors, or officers cannot be avoided by the dissolution. For example, if we make distributions to our stockholders without making adequate provisions for payment of creditors’ claims, our stockholders could be liable to the creditors for an amount equal to their respective pro rata shares of the claims. The liability of any stockholder is, however, limited to the amounts previously received by such stockholder from us (and from any liquidating trust). Accordingly, in such event, a stockholder could be required to return all liquidating distributions previously made to such stockholder and a stockholder could receive nothing from us under the Plan of Liquidation. Moreover, in the event a stockholder has paid taxes on amounts previously received as a liquidation distribution, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. Therefore, to the extent that we have underestimated the size of our contingency reserve and distributions to our stockholders have already been made, our stockholders may be required to return some or all of such distributions.
Stockholders will not be able to buy or sell our shares of common stock after the Final Record Date.
     If stockholders approve our Plan of Liquidation Proposal, we will close our stock transfer books on the Final Record Date. We anticipate that the Final Record Date will be after the sale of all of our assets or at such earlier time as the Board transfers all of our remaining assets to a liquidating trust. The Final Record Date could be up to 24 months after the approval of the Plan of Liquidation Proposal by our stockholders; however, depending upon a number of factors, including the progress of asset sales, the Final Record Date could be substantially sooner. Your interests in a liquidating trust are likely to be non-transferable except in certain limited circumstances. After the Final Record Date, we will not record any further transfers of our shares of common stock, except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates other than replacement certificates or certificates representing your interest in a liquidating trust. It is anticipated that no further transfers of our shares of common stock will occur after the Final Record Date.
Our executive officers have conflicts of interest that may have influenced their approval of the Plan of Liquidation Proposal.
     The employment agreements of each of our chief executive officer, chief financial officer and executive vice president, who are also directors of Presidential, contain provisions that entitle the officer to certain benefits and payments upon termination of his employment. Presidential estimates that the total amounts payable to each of them under their employment agreements (as recently amended to reduce such amounts) upon termination would be $1,106,700, $745,400 and $712,900 for Mr. Jeffrey F. Joseph, Mr. Thomas Viertel and Mr. Steven Baruch, respectively. In addition, we hold the Ivy Consolidated Loan to an entity controlled by Mr. Joseph, Mr. Viertel and Mr. Baruch and have agreed that Mr. Viertel and Mr. Baruch may acquire, or cause the acquisition of, such loans for $100,000. Consequently, those officers may have been influenced to support and, as directors, to vote to approve, the Plan of Liquidation Proposal. See “Special Factors—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers,” page 18, “Remuneration of Executive Officers—Employment Agreements,” page 39, and “Certain Transactions,” page 43.

Liquidation and dissolution may not maximize value for our stockholders.
     For the reasons described elsewhere in this Proxy Statement, we believe that the Plan of Liquidation Proposal is more likely to result in greater returns to our stockholders than if we continue the status quo. However, it is possible that an alternative might arise that the Board could consider and reject without presenting it to stockholders, even if reasonable persons might disagree on whether the alternative is more favorable to our stockholders, in which case, we will be foregoing such alternatives if we implement the Plan of Liquidation.
Approval of the Plan of Liquidation may reduce our stock price, increase its volatility and/or reduce the liquidity of our shares.
     If our stockholders approve the Plan of Liquidation, but believe that we will be unable to complete our Plan of Liquidation in a timely manner, the price of our shares of Class A and Class B common stock may decline. In addition, as we sell our assets, pay our liabilities and make liquidating distributions to stockholders, our stock price will likely decline and our shares of Class A and Class B common stock will likely become even more illiquid.
     In addition, our shares of Class B common stock may no longer be eligible for listing on the NYSE Amex as a result of adopting the Plan of Liquidation, further reducing liquidity of the shares of Class B common stock. Being delisted by the NYSE Amex would further decrease the market demand and liquidity for, and price of, our shares of Class B common stock. The policy of the NYSE Amex is to consider delisting a company if, among other reasons:
•	the total number of public stockholders is less than 300;

•	the aggregate market value of shares publicly held is less than $1 million for more than 90 consecutive days; or

•	liquidation has been authorized by a company’s board of directors and stockholders.
     Furthermore, in the event that the Board elects to transfer our remaining assets into a liquidating trust, the trust certificates to be issued to each stockholder will most likely not be transferable, except in certain very limited circumstances, such as upon the death of a holder.
Approval of the Plan of Liquidation may lead to stockholder litigation, which could result in substantial costs and distract management.
     Historically, extraordinary corporate actions, such as a Plan of Liquidation, frequently lead to securities class action or derivative lawsuits being filed against a company. Such litigation is likely to be expensive and, even if we ultimately prevail, the process will be time-consuming, could require us to establish reserves and could divert management’s attention from implementing the Plan of Liquidation and otherwise operating our business. If we do not prevail in any such lawsuit, we may be liable for damages, the validity of a stockholder vote approving the Plan of Liquidation may be challenged, or we may be unable to complete some transactions that we contemplate as part of the Plan of Liquidation. We cannot predict the cost of defense or the amount of such damages but they could be significant, could delay payment of distributions to stockholders and could reduce our cash available for distribution.
Approval of the Plan of Liquidation could cause our methodology of accounting to change, which may require us to reduce the net carrying value of our assets.
     Until we determine that the Plan of Liquidation is about to be approved by our stockholders, we will continue to use the going-concern basis of accounting. If our stockholders do not approve the Plan of Liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting. If our stockholders approve the proposed Plan of Liquidation, we may be required to change our basis of accounting from a going-concern basis to that of the liquidation basis of accounting. In order for our financial statements to comply with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities (including our obligations under the Pension Plan and executive officer employment agreements) must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the Plan of Liquidation is adopted, we expect to make liquidating distributions that exceed the carrying amount of our net assets as of December 31, 2009 and as of September 30, 2010. However, we cannot assure you of the ultimate amounts of such liquidating distributions, if any. Therefore, there is a risk that the liquidation basis of accounting may result in write downs of certain of our assets to values substantially less than their current respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.
     Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less costs to sell. For other long-lived assets, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets would be written down to their estimated fair value. Such write-downs could reduce our stock price.
If we distribute any of our assets to a liquidating trust, our stockholders may incur a tax even though they may not receive any or enough cash to satisfy such tax liability.
     If we distribute any of our assets to a liquidating trust, each of our stockholders will be treated as having received a distribution of property equal to his or her share of the fair market value of any asset distributed to the liquidating trust, net of any accompanying liabilities. Such deemed distribution generally will be treated in the same manner as any other actual distribution of property by us to our stockholders, notwithstanding the fact that our stockholders may not currently receive a distribution of cash or any other liquid assets with which they could satisfy any resulting tax liability. See “Material Federal Income Tax Consequences—Tax Consequences of Liquidating Trust,” page 30.
If we transfer assets to a liquidating trust, the liquidating trust has limited reporting obligations under the federal securities laws.
     Under applicable SEC guidelines, a liquidating trust need not comply with the registration and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because it is not considered an issuer of “equity securities.” If we transfer assets to a liquidating trust, we intend to comply with the SEC guidelines, which provide, among other things, that the trustees will provide each holder of a beneficial interest in the liquidating trust with periodic reports containing unaudited financial statements and certain other limited information and will file such reports on Forms 10-K and 8-K. These disclosure obligations are substantially less than the information a holder of our common stock currently receives from us.

PROPOSAL 1—PLAN OF LIQUIDATION PROPOSAL
What You Are Being Asked to Approve
     You are being asked to approve our proposed Plan of Liquidation. By voting in favor of the Plan of Liquidation Proposal, you will also approve the transactions described in this Proxy Statement, including the sale of all or substantially all of our assets and our dissolution.
     THE SPECIAL COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PLAN OF LIQUIDATION PROPOSAL.
Key Provisions of the Plan of Liquidation
     The Plan of Liquidation provides, in part, that:
•	we may not engage in any business activities, except, to the extent determined appropriate by the Board, to (i) operate and lease the properties; (ii) refinance any or all properties as necessary; (iii) repurchase shares of our common stock; (iv) preserve and sell our assets; (v) wind up our business and affairs; (vi) discharge and pay all of our liabilities; and (vii) distribute our assets to our stockholders. We may also engage in any activities that the Board determines may enhance the value of our assets or business and any other activities related to or incidental to the foregoing;

•	if the Board determines that we will not have completed the full distribution of our assets within 24 months after the approval of the proposed Plan of Liquidation, or if the Board determines it to be cost-effective or otherwise necessary or desirable to do so at an earlier date, we may transfer our remaining cash and property to a liquidating trust and pay for (or adequately provide for) all of our remaining debts and liabilities so that the liquidating trust can make liquidating distributions to stockholders;

•	the Board has the discretion, without further stockholder approval, to determine the terms of any liquidating trust arrangement and to appoint the trustees of any such trust;

•	upon our transfer to a liquidating trust of our remaining assets, those assets will be held solely for the benefit of a final distribution to our stockholders subject to any payment of unsatisfied debts, liabilities and expenses;

•	if we form a liquidating trust, the stockholders’ certificates for shares will be deemed to represent certificates for identical interests in the liquidating trust, unless separate trust certificates are issued in place of the shares, and the certificates representing an interest in the trust will not be transferable except in certain very limited circumstances, such as the death of the holder;

•	if we form a liquidating trust, the distributions of cash or other property to our stockholders, or the transfer to a liquidating trust of our remaining cash and property, are anticipated to be in complete liquidation of our company and in cancellation of all issued and outstanding shares of common stock;

•	until the date we file our Certificate of Dissolution, our Certificate of Incorporation and Bylaws will not contain provisions relating to the liability and indemnification of our officers and directors that are any less favorable to such officers and directors than those that existed immediately before the approval of the Plan of Liquidation, and our Certificate of Incorporation and Bylaws will not be amended in any manner that adversely affects the rights of such persons; furthermore, our company will be required to maintain directors’ and officers’ insurance to cover these individuals;

•	the Board and officers are, or the trustees of the liquidating trust will be, authorized to interpret the provisions of the Plan of Liquidation and to take such further actions and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously our affairs and complete the liquidation; and

•	the Board may terminate the Plan of Liquidation for any reason before or after approval of the Plan of Liquidation by our stockholders without further action by our stockholders.
     If we form a liquidating trust, our reporting obligations under the federal securities laws will be limited and stockholders will not receive the same level of disclosure as is currently provided in our periodic and other reports.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
     The following discussion summarizes the material U.S. federal income tax considerations of the Plan of Liquidation Proposal described in this Proxy Statement. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations, administrative decisions and rulings of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof, all of which are subject to change (possibly with retroactive effects) and all of which are subject to differing interpretation. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under the federal income tax laws. In particular, this discussion deals only with stockholders that hold our common stock as capital assets within the meaning of the Code. Except as expressly provided below, this discussion does not address the tax treatment of special classes of stockholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding our stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign estates or trusts and persons who are not citizens or residents of the United States. This discussion does not address any state, local, foreign or non-income tax considerations.
     If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A stockholder that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the U.S. federal income tax considerations of transactions described herein.
     For purposes of the following discussions, a “U.S. stockholder” generally refers to (i) a citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust it has a valid election in place to be treated as a United States person. A “non-U.S. stockholder” generally refers to a person that is not a U.S. stockholder.
     THE DISCUSSION SET FORTH BELOW IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS APPLICABLE NON-INCOME, STATE, LOCAL AND FOREIGN TAX LAWS.
     We expect the liquidation pursuant to the Plan of Liquidation Proposal would consist of a sale of all or a portion of our assets, a distribution of the proceeds of such sale to our stockholders and a transfer of any remaining unsold assets to a liquidating trust within 24 months of the approval of the Plan of Liquidation Proposal by our stockholders.
Tax Consequences to Presidential
     For federal income tax purposes, we have elected treatment as a real estate investment trust (a “REIT”) under sections 856 through 860 of the Code. As a REIT, generally we are not subject to federal corporate income tax on the portion of our taxable income currently distributed to our stockholders in distributions eligible for the dividends paid deduction. We are subject to tax at normal corporate rates on any taxable income or net capital gain not distributed. In addition, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Notwithstanding our qualification as a REIT, we also are subject to a 100% tax on any net gain from “prohibited transactions,” which generally refer to dispositions of property held primarily for sale to customers in the ordinary course of a trade or business.

     In order to qualify and maintain our status as a REIT we must, among other things, continue to derive income from qualified sources, the most important of which are rents from real property and gains from the sale or exchange of real estate assets. In addition, our principal investments must continue to be in real estate assets.
     If our stockholders approve the dissolution of our Company pursuant to the Plan of Liquidation, we expect to carry out any liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all of our assets to our stockholders, which may include the transfer of assets to a liquidating trust. Moreover, we would expect to completely liquidate (including a transfer of our assets to a liquidating trust) within 24 months after approval of the plan. Distributions made pursuant to the Plan of Liquidation within such 24-month period will be treated as dividends paid for purposes of computing our dividends paid deduction to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which such distributions are made. As a result, and provided we continue to qualify as a REIT, we believe we will not be subject to federal corporate income tax on gain recognized in connection with liquidating sales of our assets, nor will we be subject to federal corporate income tax on gains recognized on a liquidating distribution of any of our assets to a liquidating trust. In addition, we believe all of our properties are held for investment and the production of rental income and none of the sales of our properties in accordance with the Plan of Liquidation will constitute a prohibited transaction. However, there can be no assurances the IRS will not successfully challenge the characterization of properties we hold for purposes of applying the 100% prohibited transactions tax on any gain.
     While we expect to continue to qualify as a REIT for the period prior to the distribution of all of our assets to our stockholders, no assurance can be given that we will not lose or terminate our status as a REIT as a result of unforeseen circumstances. Should we lose our status as a REIT inadvertently, or should the Board determine that it is in the best interests of Presidential and our stockholders to terminate our REIT election, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at corporate rates with respect to our entire income from operations and liquidating sales and distributions of our assets for the taxable year in which our qualification as a REIT terminates and any subsequent years.
Tax Consequences to U.S. Stockholders
     Distributions we make in liquidation of our company will not be dividend income to a U.S. stockholder, notwithstanding our treatment of such distributions for purposes of the dividends paid deduction. Distributions in the liquidation, including your pro rata share of the net fair market value of any assets distributed to a liquidating trust, should first reduce the basis of a U.S. stockholder’s shares of common stock, with any excess constituting a capital gain if such U.S. stockholder holds shares of common stock as a capital asset. For purposes of the preceding sentence, net fair market value refers to the gross fair market value of an asset reduced by any liabilities secured by such asset that are assumed or taken subject to in the distribution. If the sum of all liquidating distributions is less than a U.S. stockholder’s basis in his shares of common stock, the difference will constitute a capital loss recognized at the time such U.S. stockholder receives the final liquidating distribution, which includes the transfer of assets to a liquidating trust. Such capital gain or loss will be long-term if such shares have been held for more than one year. However, any loss recognized by a U.S. stockholder who has held the shares of common stock for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. Capital losses are generally available only to offset capital gains of the stockholder, except in the case of individuals, who may offset up to $3,000 of ordinary income each year.
     The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is generally 15%. Without future congressional action, the maximum tax rate on long-term capital gains will increase to 20% in 2011.
Tax Consequences to Non-U.S. Stockholders
     As background to discussions applicable to non-U.S. stockholders, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a “United States real property interest” (“USRPI”) generally refers to interests in United States real property and shares of corporations at least 50% of whose assets consist of such interests. However, shares of certain “domestically controlled qualified investment entities” (including domestically controlled REITs) are excluded from USRPI treatment. For this purpose, an entity is domestically controlled if less than 50% in value of its shares are held by non-U.S. stockholders.

     Under FIRPTA and applicable IRS guidance, distributions, including our liquidating distributions, attributable to capital gains from the sale or exchange by us of USRPIs are treated like income effectively connected to a United States trade or business, are subject to federal income taxation in the same manner and at the same rates applicable to gains recognized by U.S. stockholders and, with respect to corporate non-U.S. stockholders, may be subject to a 30% branch profits tax. Notwithstanding the foregoing, such distributions will not be subject to tax under FIRPTA, and will instead be taxed in the same manner as distributions described in the next paragraph, if (i) the distribution is made with respect to a class of shares regularly traded on an established securities market in the United States and (ii) the non-U.S. stockholder does not own more than 5% of such class at any time during the year within which the distribution is received.
     With respect to liquidating distributions not attributable to gains from the sale or exchange of USRPIs or with respect to certain less than 5% stockholders, as described in the previous paragraph, a non-U.S. stockholder will not be subject to U.S. federal income taxation on any gain as a result of the liquidation unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. stockholder, (2) our shares of stock in the hands of the stockholder constitute USRPIs, or (3) the stockholder is an individual present in the U.S. for 183 days or more during the taxable year of distribution and other conditions are satisfied. If gain from the liquidating distributions is effectively connected with a U.S. trade or business of the non-U.S. stockholder, the non-U.S. stockholder will be subject to federal income taxation in the same manner and at the same rates applicable to gains recognized by U.S. stockholders and, with respect to corporate non-U.S. stockholders, may be subject to a 30% branch profits tax. If a non-U.S. stockholder’s stock constitutes a USRPI, such non-U.S. stockholder will be taxed in the same manner. If the non-U.S. stockholder is an individual present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, such stockholder will be subject to a 30% tax on its capital gains.
     Shares of our stock generally will not constitute USRPIs if (1) we are a domestically controlled REIT (as described above) at all times during a specified testing period or (2) at the time such non-U.S. stockholder receives a liquidating distribution, our stock is regularly traded on an established securities market and such non-U.S. stockholder has not held more than 5% of the total fair market value of our stock at any time during the five-year period ending on the date of receipt of the final liquidating distribution. Based on the record ownership of our stock, we believe we are a domestically controlled REIT, but no assurance can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a domestically controlled REIT at all times during the applicable testing period. We do not know and cannot predict whether, at the time you receive a final liquidating distribution, our shares of stock will be regularly traded on an established securities market.
     As a result of the foregoing, we are required to withhold 35% of the amount of any liquidating distribution attributable to gains from the sale or exchange by us of USRPIs if the non-U.S. stockholder owns more than 5% of the relevant class of shares of our readily traded stock or if the relevant class of shares of our stock is not readily traded. In addition, we are required to withhold 10% of any liquidating distributions paid to non-U.S. stockholders if our stock in the hands of such non-U.S. stockholder constitutes a USRPI. A non-U.S. stockholder may be entitled to a refund or credit against the non-U.S. stockholder’s U.S. tax liability with respect to amounts withheld, provided the required information is furnished to the IRS on a timely basis.
     An applicable income tax treaty may affect the foregoing consequences for a non-U.S. stockholder eligible for treaty benefits.
     THE FEDERAL INCOME TAXATION OF NON-U.S. STOCKHOLDERS IS A HIGHLY COMPLEX MATTER THAT MAY BE AFFECTED BY MANY OTHER CONSIDERATIONS. ACCORDINGLY, NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE INCOME AND WITHHOLDING TAX CONSIDERATIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN.
Tax Consequences of Liquidating Trust
     We may, at some point during our liquidation, decide to transfer our remaining unsold assets, subject to liabilities, to a liquidating trust. As referenced above, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset distributed to the liquidating trust, net of any accompanying liabilities. Such deemed distribution generally will be treated in the same manner as any other liquidating distributions described above, notwithstanding the fact that you may not currently receive a distribution of cash or any other liquid assets with which to satisfy any resulting tax liability.
     An entity classified as a liquidating trust is treated as a grantor trust and is generally disregarded for federal income tax purposes. Such a trust may receive assets, including cash, from the liquidating entity without incurring tax. In addition, it will not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, you will be required to take into account, in computing your taxable income, your pro rata share of each item of income, gain and loss of the liquidating trust. For these purposes, the assets of the trust will begin with a tax basis equal to their fair market value, excluding any accompanying liabilities, when distributed to the trust. Such rules apply for both U.S. and non-U.S. stockholders. An individual U.S. stockholder who itemizes deductions generally may deduct his pro rata share of fees and expenses of the liquidating trust only to the extent such amount, together with other miscellaneous deductions, exceeds 2% of his adjusted gross income.
     Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it and if its activities are all reasonably necessary to, and consistent with, the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.
     If a liquidating trust fails to qualify as such, its treatment will depend, among other things, on the reasons for its failure to qualify. In such case, the liquidating trust would most likely be taxable as a partnership unless the trust was “publicly traded” within the meaning of the Code. If we distribute our assets to a liquidating trust, we anticipate every reasonable effort will be made to ensure the trust will be classified as a liquidating trust and grantor trust for federal income tax purposes.
Retention of Capital Gains
     For a number of reasons, we may determine to retain, rather than distribute, proceeds from sales of our capital assets until a final liquidating distribution (including a final distribution to a liquidating trust). In the event we elected to retain such proceeds, we would pay income taxes on any resulting capital gains, in which case stockholders would include their proportionate share of such undistributed gain in income, receive a credit or refund for their share of the taxes paid by us and increase their basis in their shares by the amount of income included less the credit or refund. Retaining and paying taxes on such capital gains would not adversely affect our ability to meet our distribution requirements under the applicable REIT provisions of the Code.
Backup Withholding
     Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated thereunder, you may be subject to backup withholding tax with respect to any payments received pursuant to the liquidation. You should consult your own tax advisors to ensure compliance with these procedures.
     Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a U.S. stockholder who furnishes a correct taxpayer identification number or a non-U.S. stockholder who provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that stockholder’s U.S. federal income tax liability.
Possible Legislative or Other Actions Affecting Tax Consequences
     Prospective stockholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of the transactions described herein.
State, Local and Foreign Taxes
     We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business or reside. The state, local and foreign tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effects of state, local and foreign tax laws on the transactions described herein.

SUMMARY FINANCIAL INFORMATION
     The following tables set forth certain summary consolidated financial data of Presidential as of the dates and for each of the periods indicated. The summary consolidated financial data for the fiscal years ended December 31, 2009 and 2008 and as of December 31, 2009 and 2008 are derived from Presidential’s audited consolidated financial statements that are incorporated by reference into this Proxy Statement from the 2009 Form 10-K. The summary consolidated financial data as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 are derived from Presidential’s unaudited consolidated condensed financial statements incorporated by reference into this Proxy Statement from its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “September 2010 Form 10-Q”). In Presidential’s opinion, these unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of Presidential’s financial position and results of operations for the relevant periods. The consolidated historical financial data may not be indicative of the results of operations or financial position of Presidential for future periods. The selected historical consolidated financial data below should be read in conjunction with Presidential’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in the 2009 Form 10-K and the September 2010 Form 10-Q, which have been filed with the SEC. The SEC maintains an Internet website, www.sec.gov, that contains reports, proxy statements and other information regarding issuers, including Presidential, who file electronically with the SEC, and the 2009 Form 10-K and September 2010 Form 10-Q may be obtained from that website. In addition, the 2009 Form 10-K is being mailed to stockholders together with this Proxy Statement. See also “Available Information.”

	Year Ended			Nine Months Ended
	December 31,			September 30,
	2008	2009		2009		2010
Statement of Operations Data
Net revenues	$6,031,977	$5,512,276		$3,461,144		$3,497,876
Gain on settlement of joint venture loans	—	4,479,289		3,979,289		150,000
Income (loss) from continuing operations	(4,067,204)	(543,052)		507,490		(2,610,676)
Income (loss) from discontinued operations	149,302	(66,901)		155,081		96,571
Net gain from sales of discontinued operations	2,892,258	3,329,480		3,208,336		2,063,554
Net income (loss)	(1,025,644)	2,719,527		3,870,907		(450,551)
Add: Net loss from noncontrolling interest	—	264,656		171,552		221,398
Net income (loss) attributable to Presidential Realty Corporation	(1,025,644)	2,984,183		4,042,459		(229,153)
Earnings per common share attributable to Presidential (basic and diluted):
Income (loss) from continuing operations	$(1.10)	$(0.08)		$0.20		$(0.70)
Income from discontinued operations	0.82	0.96		1.00		0.63

Net income (loss) per common share — basic	$(0.28)	$0.88		$1.20		$(0.07)

Net income (loss) per common share — diluted	$(0.28)	$0.88		$1.19		$(0.07)

Basic weighted average number of shares outstanding	3,683,283	3,381,237		3,380,667		3,391,277
Diluted weighted average number of shares outstanding	3,683,283	3,381,237		3,399,592		3,391,277
Ratio (deficiency) of earnings to fixed changes(1)	— (2)	2.10	x	2.42	x	— (3)

(1)	For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income/loss from continuing operations before income/loss from joint ventures and minority interests and includes fixed charges and distributions from joint ventures. Fixed charges consist of interest expense, amortization of mortgage costs and the portion of rent expenses representative of interest.

(2)	Due to the Company’s losses in 2008, the ratio coverage is less than 1:1. The Company must generate additional earnings of $665,980 to achieve a coverage ratio of 1:1.

(3)	Due to the Company’s losses in the nine months ended September 30, 2010, the ratio coverage is less than 1:1. The Company must generate additional earnings of $1,995,952 to achieve a coverage ratio of 1:1.

	December 31,		September 30,
	2008	2009	2010
Balance Sheet Data
Net real estate	$15,475,764	$15,079,357	$14,135,307
Mortgage portfolio held for sale	—	—	2,074,994
Net mortgage portfolio	2,249,203	2,880,922	796,076
Investments in joint ventures	1,511,887	2,595,603	1,980,879
Cash and cash equivalents	5,984,550	784,674	1,486,221
Securities available for sale	9,648	3,614,113	2,872,225
Total assets	27,891,609	27,641,612	25,775,004
Mortgage debt (includes amounts due in one year)	16,392,285	14,969,607	14,668,159
Total liabilities	25,752,882	21,942,750	20,486,434
Presidential stockholders’ equity	2,138,727	5,963,518	5,774,624
Noncontrolling interest	—	(264,656)	(486,054)
Total equity	2,138,727	5,698,862	5,288,570
Book value per common share	$0.63	$1.75	$1.70
Common stock outstanding	3,396,680	3,399,680	3,402,680

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     Any statement in this proxy statement which is not historical fact, or that might otherwise be considered an opinion, projection, future expectation, plan or prospect, including statements regarding completion of the Plan of Liquidation, constitute forward-looking statements, including:
•	statements relating to the benefits and timing of the proposed liquidation;

•	statements relating to the value of our assets; and

•	statements preceded by, followed by or that include the words “will likely result,” “estimate,” “plan,” “assume,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “target” or similar expressions.
     These forward-looking statements, wherever they occur in this Proxy Statement, are necessarily estimates reflecting our best judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in the “Risk Factors,” page 22, and in our filings with the SEC, including our 2009 Form 10-K and 2010 Forms 10-Q, including, but not limited to, risks and uncertainties relating to:
•	our ability to implement the Plan of Liquidation Proposal;

•	the risk that the proceeds from the sale of our assets may be substantially below the Board’s assessment;

•	the risk that the proceeds from the sale of our assets may not be sufficient to satisfy our obligations to our current and future creditors;

•	the risk of stockholder litigation against the Plan of Liquidation and other unforeseeable expenses related to the proposed liquidation;

•	disruption from the liquidation process making it more difficult to maintain relationships with customers or employees; and

•	our ability to continue as a REIT.
     The cautionary statements contained or incorporated by reference into this Proxy Statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except as required by law, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Presidential will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Transaction Statement on Schedule 13E-3 filed in connection with the Plan of Liquidation, in each case, to the extent necessary.

PROPOSALS 2 AND 3—ELECTION OF DIRECTORS
Election of Directors by Class A Stockholders
     It is intended that proxies in the accompanying form received from the holders of Class A common stock will be voted “FOR” the four persons listed below, each of whom is presently a director, as directors until the next annual meeting of stockholders and until their successors are elected and qualified. If, for any reason, any of these nominees becomes unable to serve as a director, it is intended that such proxies will be voted for the election, in his place, of any substituted nominee as management may recommend, and of the other nominees listed. Management, however, has no reason to believe that any nominee will be unable to serve as director. The directors so elected will serve until the next annual meeting and until their respective successors are duly elected and have qualified.

		First
		Became Director
	Occupation or Principal Employment	of Presidential or its
Name and Age of Director	for the Past 5 Years	Predecessor Company
Steven Baruch (71)*	Executive Vice President of Presidential	2007
Robert Feder (80)	Partner, Cuddy & Feder, Attorneys; Chairman of the Board of Presidential**	1981
Jeffrey F. Joseph (69)*	President and Chief Executive Officer of Presidential	1993
Thomas Viertel (69)*	Executive Vice President and Chief Financial Officer of Presidential	2009

*	Member of the Executive Committee of the Board.

**	Mr. Feder was elected Chairman of the Board in April 2009.
     Thomas Viertel and Steven Baruch are cousins. Each of the directors is a U.S. citizen.
     Mr. Feder has been a practicing attorney for over 50 years and is a founding partner of Cuddy & Feder, a prominent law firm in White Plains, New York, specializing in real estate law, and is a Fellow of the American College of Real Estate Lawyers. Mr. Feder has been a Director of Presidential, and a member of its Audit and Compensation committees, since 1981. Mr. Feder has also been a director and member of the Executive Committee of Interplex Industries, a privately owned multinational manufacturer of precision parts for the electronic industry, for over 35 years. Presidential’s Board and stockholders benefit from Mr. Feder’s extensive legal and business experience and his thorough understanding of the business of Presidential.
     Messrs. Baruch, Joseph and Viertel have each been employed by Presidential for many years in many capacities. Most recently, Mr. Baruch has been an Executive Vice President of the Company since 1993 and a director since 2007. Mr. Joseph initially served as General Counsel for Presidential initially and has been its President and Chief Executive Officer since 1992 and a director since 1993. Mr. Viertel has most recently been the Company’s Chief Financial Officer and Executive Vice President since 1993 and a director since 2009. As a result of their long experience in the real estate business in general and with Presidential, each of Messrs. Baruch, Joseph and Viertel have a deep understanding of Presidential’s business, finances and operational requirements. As discussed elsewhere in this Proxy Statement, as part of our continuing efforts to reduce expenses, the employments of Messrs. Viertel and Baruch as Presidential officers will terminate as of December 31, 2010 although we will continue to have the benefit of their advice as they will continue to serve as directors of the Company.

Election of Directors by Class B Stockholders
     It is intended that proxies in the accompanying form received from the holders of Class B common stock will be voted “FOR” the two persons listed below, each of whom is at present a director, as directors until the next annual meeting of stockholders and until their successors are elected and qualified. If for any reason any of these nominees becomes unable to serve as a director, it is intended that such proxies will be voted for the election, in his place, of any substituted nominee as management may recommend, and of the other nominees listed. Management, however, has no reason to believe that any nominee will be unable or unwilling to serve as a director. The directors so elected will serve until the next annual meeting and until their respective successors are duly elected and have qualified.

		First
		Became Director
	Occupation or Principal Employment	of Presidential or its
Name and Age of Director	for Past 5 Years	Predecessor Company
Richard Brandt (82)	Chairman Emeritus and Consultant to Trans-Lux Corporation until December 31, 2009 (1)	1972
Mortimer M. Caplin (94)	Partner, Caplin & Drysdale, Attorneys(2)	1984

(1)	Trans-Lux Corporation is a manufacturer of stock tickers and electronic displays and operates some real estate.

(2)	Mr. Caplin is also a director of Danaher Corporation.
     Each of the directors is a U.S. citizen.
     Mr. Brandt has been a member of the Board of Directors of Presidential and the chairman of its Audit and Compensation Committees since 1972. He became President of Trans-Lux Corporation, a diversified entertainment and electronic communications company, in 1962 and then served as Chairman of the Board of Directors of Trans-Lux from 1974 until 2003. Presidential benefits from Mr. Brandt’s extensive experience as a chief executive of a public company and his thorough knowledge of Presidential’s business.
     Mr. Caplin is a founding member of Caplin & Drysdale, one of the country’s leading tax law firms. He served as the Commissioner of the Internal Revenue Service from 1961 to 1964 and has practiced and taught tax and corporate law for many years. Mr. Caplin has been a director of Presidential and a member of its Audit and Compensation Committees since 1984. Mr. Caplin has also served as a director, and a member of the Audit and Compensation Committees, of Danaher Corporation for many years. His substantial experience in the fields of tax and corporate law and governance have been of great benefit to Presidential over the years.

EXECUTIVE OFFICERS
     The following table sets forth information with respect to the executive officers of Presidential as of the date of this Proxy Statement. Each officer has been elected for a period of one year and thereafter until his successor is elected, subject to the terms of the Employment Agreements described below. As discussed elsewhere in this Proxy Statement, the employments of Messrs. Viertel and Baruch as Presidential officers will terminate as of December 31, 2010. In addition, Ms. Delgado will become acting Chief Financial Officer as of January 1, 2011.

Name and Age	Position with Presidential
Jeffrey F. Joseph (69)	President, Chief Executive Officer and a Director
Thomas Viertel (69)	Executive Vice President, Chief Financial Officer and a Director
Steven Baruch (71)	Executive Vice President and a Director
Elizabeth Delgado (65)	Treasurer and Secretary
     Mr. Joseph has been President of the Company since February 1992 and a Director since April 1993.
     Thomas Viertel has been an Executive Vice President of the Company since January 1993 and its Chief Financial Officer since April of that year and a Director since June 2009. Mr. Viertel is also the Chairman of the Board of Scorpio Entertainment, Inc., a privately owned company that produces theatrical enterprises. See “Certain Transactions,” page 18.
     Mr. Baruch has been an Executive Vice President of the Company since January 1993 and a Director since June 2007. Mr. Baruch is also the President of Scorpio Entertainment, Inc. See “Certain Transactions,” page 18.
     Ms. Delgado has been Treasurer of the Company since 1986 and the Secretary of the Company since 2002.
     Thomas Viertel and Steven Baruch are cousins.
REMUNERATION OF EXECUTIVE OFFICERS
     The following table and discussion summarize the compensation for the two years ended December 31, 2009 and 2008 of the Principal Executive Officer of the Company and of the two most highly compensated executive officers of the Company, who served as such at December 31, 2009.
Summary Compensation Table

				Stock	All Other
	Year	Salary	Bonus	Awards	Compensation		Total
Name and Principal Position (a)	(b)	($)(c)	($)(d)	($)(e)	($)(i)		($)(j)
Jeffrey F. Joseph	2009	349,809	0	0	32,159	(1)	381,968
President, Chief Executive Officer and	2008	344,639	0	0	36,490	(1)	381,129
Director
Thomas Viertel	2009	235,062	0	0	31,415	(1)	266,477
Executive Vice President,	2008	231,589	0	0	33,799	(1)	265,388
Chief Financial Officer and Director
Steven Baruch	2009	235,062	0	0	30,664	(1)	265,726
Executive Vice President and Director	2008	231,589	0	0	29,282	(1)	260,871

(1)	The Company pays the premiums on life insurance policies on the lives of, and owned by, Messrs. Joseph, Viertel and Baruch. The annual premiums for each of years 2009 and 2008 were $15,250 for Mr. Joseph, $12,075 for Mr. Viertel and $11,700 for Mr. Baruch. The Company provides certain officers with automobiles to be used for business purposes but does not prohibit the use of the automobiles for personal purposes and pays all of the operating expenses with respect thereto. The total automobile expenses incurred by the Company for each of the following officers for 2009 and 2008 were as follows: Mr. Joseph, $16,909 and $21,240; Mr. Viertel, $19,340 and $21,724; and Mr. Baruch, $18,964 and $17,582.
     There were no grants of restricted stock, options or stock appreciation rights in the years ended December 31, 2009 and 2008, and there were no options or stock appreciation rights outstanding at December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
				Equity Incentive Plan
		Market Value Plan	Equity Incentive	Awards: Market or
	Number of Shares or	of Shares or Units	Awards: Number of	Payout Value of
	Units of Stock That	of Stock That	Unearned Shares, Units	Unearned Shares, Units
	Have Not Vested	Have Not Vested	or Other Rights That	or Other Rights That
	(#)	($)	Have Not Vested	Have Not Vested
Name (a)	(g)(1)	(h)(1)	(#)(i)	($)(j)
Jeffrey F. Joseph	2,200 (2)	1,474
	3,600 (3)	2,412

Thomas Viertel	2,700 (4)	1,809

Steven Baruch	2,700 (4)	1,809

(1)	All shares are Class B Common shares issued under the Company’s Restricted Stock Plan and are valued at $0.67 per share based on the last sales price on the NYSE Amex on December 31, 2009.

(2)	This amount is part of an award of 11,000 shares granted on July 26, 2005, of which 2,200 shares were not vested on December 31, 2009. The unvested balance of the award vests on July 26, 2010.

(3)	The amount is part of an award of 9,000 shares granted on January 11, 2006, of which 3,600 shares were not vested on December 31, 2009. The unvested balance of the award vests at the rate of 1,800 shares on each of January 11, 2010 and January 11, 2011.

(4)	This amount is part of an award of 6,750 shares granted on January 11, 2006, of which 2,700 shares were not vested on December 31, 2009. The unvested balance of the award vests at the rate of 1,350 shares on each of January 11, 2010 and January 11, 2011.
Defined Benefit Pension Plan
     The Company has a defined benefit pension plan that covers substantially all of its employees, including the officers listed in the Summary Compensation Table. Directors who are not employees of the Company are not eligible to participate in the Pension Plan.
     The Pension Plan is a non-contributory, tax-qualified defined benefit plan that provides a monthly retirement benefit payable for a participant’s lifetime in an amount equal to the sum of (i) 7.15% of an employee’s average monthly compensation and (ii) 0.62% of such employee’s average monthly compensation in excess of the average Social Security wage base, multiplied in each case by the employee’s years of service commencing after December 31, 1993 (up to a maximum of 10 years). Average monthly compensation for these purposes is the employee’s monthly compensation averaged over the five consecutive Plan years that produce the highest monthly average within the employee’s last ten years of service. However, the amount of compensation taken into account under a tax-qualified plan is limited to $220,000 in 2006, $225,000 in 2007, $230,000 in 2008 and $245,000 in 2009 and thereafter. Effective February 28, 2009, the Company froze future benefit accruals under the Pension Plan. Maximum benefits under the Pension Plan are attainable after ten years of service commencing after December 31, 1993, and are payable at age 65. Messrs. Joseph, Viertel and Baruch and Ms. Delgado are all older than 65 and have more than ten years of service credited under the Pension Plan. In 2009, Messrs. Joseph, Viertel and Baruch and Ms. Delgado received aggregate payments of approximately $105,500, $68,500, $85,600 and $48,900, respectively, under the Pension Plan. Messrs. Joseph, Viertel and Baruch and Ms. Delgado currently receive monthly pension payments of $17,583, $17,125, $21,405 and $9,772, respectively.
Employment Agreements
     The Company has an employment agreement with Jeffrey F. Joseph, President and Chief Executive Officer of the Company, that extends through December 31, 2012 and provides for annual increases in compensation based on increases in the cost of living. For calendar year 2010, Mr. Joseph agreed with the Board that his annual salary would be $349,809, the same as in 2009, and that he would forgo the cost of living increase to which he otherwise would be entitled for 2010. Subsequent to expiration of the employment agreement, unless his employment is not otherwise extended, Mr. Joseph will be retained for three years as a consultant to the Company and receive compensation at a rate equal to 50% of the basic compensation paid in his last year of employment. The employment agreement provides that the employee may also become entitled to a bonus for each calendar year during the employment term based on a formula relating to the Company’s earnings, which bonus is limited to a maximum amount of 33-1/3% of his annual basic compensation for that year. The agreement also provides for retirement benefits commencing four years after retirement in the annual amount of $29,000 for life, subject to increases based on 50% of any increase in the cost of living subsequent to the first year of retirement. In 2007, the Company entered into the Amendment to Mr. Joseph’s employment agreement pursuant to which Mr. Joseph may, upon 180 days’ prior written notice to the Company, voluntarily resign as an officer and director of the Company, in which event Mr. Joseph will receive a lump sum payment in the amount of (a) 1.5 times his then-annual salary if his resignation is effective in calendar year 2009; (b) 1.75 times his then-annual salary if his resignation is effective in calendar year 2010; (c) two times his then-annual salary if his resignation is effective in calendar year 2011; and (d) 2.5 times his then-annual salary if the resignation is effective in calendar year 2012. In addition, pursuant to the Amendment, Mr. Joseph agrees to provide consulting services to the Company for a period of four years after the effective date of his resignation for an annual consulting fee equal to 50% of his base salary on the effective date of his resignation. If during the four-year consulting term the Company undergoes a change in control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)), Mr. Joseph shall have no further obligation to provide consulting services to the Company, and the Company shall pay to him, without discount, the balance of what would have otherwise been the consulting fees payable to him during the balance of the four year consulting term. During the consulting term, Mr. Joseph shall not engage in any activity that the Company, in its reasonable opinion, deems to be in competition or conflict with the business and/or interests of the Company.
     The Company also has employment agreements with Steven Baruch, Executive Vice President of the Company, and Thomas Viertel, Executive Vice President and Chief Financial Officer of the Company, that extend to December 31, 2012 and provide for annual increases in compensation based on increases in the cost of living. For calendar year 2010, each of Mr. Baruch and Mr. Viertel agreed with the Board that his annual salary will be $235,062, the same as in 2009, and that he would forgo the cost of living increase to which he otherwise would be entitled for 2010. Subsequent to expiration of the employment agreement, unless his employment is not otherwise extended, the employee will be retained for three years as a consultant to the Company and receive compensation at a rate equal to 50% of the basic compensation paid in the last year of employment. The employment agreements provide that the employees may also become entitled to a bonus for each calendar year during the employment term based on a formula relating to the Company’s earnings, which bonus is limited to a maximum amount of 33-1/3% of the annual basic compensation for that year. Each of the agreements also provides for retirement benefits commencing four years after retirement in the annual amount of $29,000 for the life of the executive officer, subject to increases based on 50% of any increase in the cost of living subsequent to the first year of retirement. The Company’s employment agreements with Mr. Baruch and Mr. Viertel permit them to spend a reasonable amount of their time during normal business hours on matters related to Scorpio Entertainment, Inc., a company which is engaged in theatrical productions, so long as their time and efforts for Scorpio Entertainment, Inc. do not conflict or interfere with the performance of their duties for the Company and they diligently perform their duties for the Company to the satisfaction of the Board. See “Certain Transactions” below.
     During the retirement periods under their employment agreements, Messrs. Joseph, Baruch and Viertel will also be entitled to the continuation of certain life, group health and disability insurance benefits. None of the employment agreements described above provide death benefits for the recipients or for funding by Presidential of the anticipated retirement benefits.
     In connection with the approval of the Plan of Liquidation Proposal by the Special Committee and in acknowledgment of the fact that their employment agreements were entered into when the Company was larger and had greater revenues than currently, each of Messrs. Joseph, Viertel and Baruch agreed to amend their respective employment agreements to reduce the amount of compensation they would otherwise be entitled to receive upon termination of their employment. These amendments (the “Termination Amendments”) were entered into on August 25, 2010. See “Special Factors—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers—Payments to Certain Executive Officers upon Liquidation,” page 18. The Termination Amendments provide that the respective employment of each of Messrs. Joseph, Viertel and Baruch may be terminated by the Company on 30 days’ prior written notice (termination to occur no earlier than December

31, 2010), in which event, in lieu of all amounts payable under their employment agreements (which excludes the amounts payable under the Pension Plan), they will be entitled to receive $1,106,700, $745,400 and $712,900, respectively (each, “Severance Amount”). Severance Amount will be paid promptly after the Company has fully funded its Pension Plan and has at least $2 million of available liquidity as determined by the Board (or $1.5 million, if the Company’s assets have previously been distributed to the liquidating trust); provided that, commencing with the month following termination, each of Messrs. Joseph, Viertel and Baruch will be entitled to payments of $9,500 per month for the first 18 months following termination and thereafter at $10,000 per month, which payments will reduce the final lump sum payment of his respective Severance Amount. Payments under the employment agreements, as amended, do not affect payments under the Pension Plan. On November 30, 2010, we gave notice to each of Mr. Viertel and Mr. Baruch that their employment with us will be terminated effective December 31, 2010.
     The Company also has an employment agreement with Elizabeth Delgado, the Company’s Secretary and Treasurer, that extends through December 31, 2011 and provides for annual compensation of $158,374 for calendar year 2010, with compensation for subsequent years to be established by the Compensation Committee. The employment agreement provides that the Company will pay $75,000 to the employee upon retirement. The employment agreement may be terminated by the Company upon 90 days, prior written notice to employee and upon payment of $200,000 to employee in addition to the $75,000 referred to above. Upon the sale of all or substantially all of the assets of the Company or the liquidation of the Company, the Company shall pay Ms. Delgado the sum of $175,000. During the employment period, if Ms. Delgado becomes so physically or mentally incapacitated as to be unable to perform her normal duties, she is entitled to receive her full compensation until such time as such incapacity shall have endured for one year from onset, regardless of whether the employment period expires by its terms during that period. Thereafter, during the balance of the employment period, if any, she is entitled to receive one-half of the full compensation.
COMPENSATION OF DIRECTORS
     The Company pays each director (other than Messrs. Joseph, Baruch, and Viertel) $20,000 per annum, plus $2,000 for each meeting of the Board and the annual meeting of the Audit Committee attended, and $1,500 for attendance at each meeting of the Compensation Committee and all other meetings of the Audit Committee, plus reimbursement of expenses. In addition, the Chairmen of the Audit Committee and the Compensation Committee receive an additional $1,000 per annum in each case. A portion of these directors’ fees is paid by the issuance of 1,000 shares of the Company’s Class B common stock to each director. The Company ordinarily does not pay any other compensation to directors for their services.
     Presidential also had an employment agreement with Robert Shapiro, a director until his retirement in April 2009, who had previously been an executive officer and director of the Company since 1961, providing for stipulated annual payments for life (plus continuation of life, group health and disability insurance benefits). The annual cash retirement benefits paid under this agreement in 2009 until his death in April 2009 (including insurance premiums and reimbursement for medical expenses) was $77,066.
     The following table reflects the compensation in 2009 for each member of the Board as described above.

Director Compensation Table

	Fees					Non-qualified
	Earned or				Non-Equity	Deferred
	Paid in		Stock	Option	Incentive Plan	Compensation	All Other
	Cash		Awards	Awards	Compensation	Earnings	Compensation	Total
Name (a)	($)(b)		($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)
Steven Baruch	0	(1)						0
Richard Brandt	45,500	(2)	(2)					45,500
Mortimer M. Caplin	43,500	(2)	(2)					43,500
Robert Feder	43,500	(2)	(2)					43,500
Jeffrey F. Joseph	0	(1)						0
Thomas Viertel	0	(1)						0

(1)	These Directors receive no compensation for their services as directors. Mr. Joseph is the President and Chief Executive Officer of the Company, Mr. Baruch is an Executive Vice President of the Company and Mr. Viertel is Executive Vice President and Chief Financial Officer of the Company and their compensation is set forth in the Summary Compensation Table.

(2)	As described above, each of these Directors receives a portion of his director fees by the issuance of 1,000 shares of the Company’s Class B common stock. The market value of the shares reduces the fees otherwise to be paid in cash. In 2009, the value of the 1,000 shares issued to each of these Directors was $1,610 so that the fee otherwise paid to each Director in cash (as shown in column (b)) in 2009 was reduced by that amount.
     For their services on the Special Committee with respect to the Plan of Liquidation Proposal, each member of the Committee has received $20,000.

CERTAIN TRANSACTIONS
     Presidential currently has a loan outstanding to certain affiliates of Ivy as more fully described below. Ivy is owned by Messrs. Joseph, Baruch and Viertel(the “Ivy Principals”). Pdl Partnership, a New York general partnership that is wholly owned by the Ivy Principals and whose sole business is to hold Presidential Class A common stock, currently owns 198,735 shares of the Company’s Class A common stock. As a result of the ownership of these shares by Pdl Partnership, together with the ownership of an aggregate of 27,601 additional shares of Class A common stock individually by the Ivy Principals, Pdl Partnership and the Ivy Principals have beneficial ownership of an aggregate of approximately 51% of the outstanding shares of Class A common stock of the Company, which class of stock is entitled to elect two-thirds of the Board. By reason of such beneficial ownership, the Ivy Principals are in a position substantially to control elections of the Board.
     The Board has adopted a resolution pursuant to which Presidential will not make any loan to Ivy nor enter into any other material transaction with Ivy unless such transaction is unanimously approved by the Directors of Presidential who are not otherwise affiliated with Presidential or Ivy (with no more than one abstention).
     As part of a Settlement Agreement effectuated in November 1991 between Presidential and Ivy, certain of Presidential’s outstanding nonrecourse loans to Ivy (most of which had been written down to zero prior to 1991) were modified and consolidated into two nonrecourse loans (collectively, the “Ivy Consolidated Loan”) which currently have an aggregate outstanding principal balance of $4,770,050 and a net carrying value of zero. In 1996, Presidential and the Ivy Principals agreed to modify the Settlement Agreement to provide that the only payments required under the Ivy Consolidated Loan would be paid by the Ivy Principals in an amount equal to 25% of the operating cash flow (after provision for certain reserves) of Scorpio Entertainment, Inc., a company owned by two of the Ivy Principals that acts as a producer of theatrical productions. To the extent that Presidential receives payments under these notes, such payments will be applied to unpaid and unaccrued interest and recognized as income. During 2009 and 2010, Presidential did not receive payment of any interest on the Ivy Consolidated Loan. At December 31, 2009, the total unpaid and unaccrued interest on the Ivy Consolidated Loan was $3,677,702. Presidential does not expect to recover any of the principal of the Ivy Consolidated Loan. See “Special Factors—Certain Transactions and Possible Effects of the Approval of the Plan of Liquidation upon Directors and Officers—Ivy Consolidated Loan,” page 25, for the agreement by Mr. Viertel and Mr. Baruch to acquire, or cause the acquisition of, the Ivy Consolidated Loan for $100,000 as part of the Plan of Liquidation.
THE BOARD OF DIRECTORS
Independent Directors
     The Board has determined that Richard Brandt, Mortimer M. Caplin and Robert Feder are independent directors pursuant to Section 803A(2) of the NYSE Amex Company Guide.
Committees of the Board
     The Board has a standing Executive Committee, Audit Committee and Compensation and Pension Committee. The Board does not have a standing nominating committee.
     Executive Committee. The members of the Executive Committee are Jeffrey F. Joseph, Thomas Viertel and Steven Baruch. The function of the Executive Committee is to make general and specific recommendations to the Board with respect to matters to be considered by the Board. The Executive Committee meets monthly and from time to time as required by the business of Presidential.
     Audit Committee. The members of the Audit Committee are Richard Brandt, Mortimer Caplin and Robert Feder. The function of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act, is to oversee the accounting and financial reporting process of the Company and the audits of the financial statements of the Company. Each member of the Audit Committee is independent (as defined in Section 803A(2) of the NYSE Amex Company Guide). The Board has adopted a written Charter for the Audit Committee. The Audit Committee Report dated March 31, 2010 is attached as Exhibit B to this Proxy Statement. The Audit Committee held four meetings during the Company’s last fiscal year.

     The Board has determined that Richard Brandt, a member of the Audit Committee, is financially sophisticated as defined by Section 803B(2)(a)(iii) of the NYSE Amex Company Guide. However, the Board has also determined that the Audit Committee does not have any member who qualifies as a financial expert pursuant to Item 407(d) of Regulation S-K. The Board does not believe that it is necessary to have a member of the Audit Committee who meets the definition of a financial expert pursuant to Item 407(d) of Regulation S-K because all of the members of the Audit Committee satisfy the American Stock Exchange requirements for Audit Committee membership applicable to NYSE Amex listed companies and, as mentioned above, Mr. Brandt is a financially sophisticated individual as defined by the NYSE Amex Company Guide. In addition, all of the members of the Audit Committee have been members for at least ten years and are familiar with the business and accounting practices of the Company.
     Compensation and Pension Committee. The members of the Compensation and Pension Committee are Richard Brandt, Mortimer Caplin and Robert Feder. The function of the Compensation and Pension Committee is to recommend guidelines and specific compensation levels to the Board for the executive officers of the Company. The Compensation and Pension Committee does not have a charter. The Compensation and Pension Committee held two meetings during the Company’s last fiscal year.
     Since 1993, the principal executives of the Company have been employed under a series of employment contracts that provide for annual salary increases based upon increases in the cost of living and contractual bonuses based upon a formula relating to the Company’s cash flow. Within this framework, the Compensation and Pension Committee may authorize additional bonuses in cash or restricted stock under the Company’s Restricted Stock Plan to reward or incentivize individual employees. The Compensation and Pension Committee believes that this compensation structure aligns the interests of its executives with those of the Company’s stockholders, while recognizing the long-term contributions to the Company by its principal executives. The Compensation and Pension Committee consults with Mr. Joseph, Chief Executive Officer of the Company, when setting management compensation but does not delegate authority to any member of management or other person to set final compensation. In setting director compensation, the Compensation and Pension Committee focuses mainly on tying compensation to the responsibilities and time commitments of the respective director positions. The Compensation and Pension Committee has not retained consultants to advise them and relies on the members’ significant real estate and business experience to set compensation for both directors and management.
     Nominating Committee. The Company does not have a standing nominating committee. All current Board members have served on the Board for at least 15 years except for Messrs. Baruch and Viertel, who have been executive officers of the Company since 1993. In effect, the entire Board has been serving the function of a nominating committee. However, in accordance with Section 804(a) of the NYSE Amex Company Guide, all nominations to the Board will be selected or approved by at least a majority of the independent directors. Since there is no formal nominating committee, the Board does not have a specific policy with respect to the consideration of any candidate for membership on the Board that may be recommended by a security holder and in fact there have been no such recommendations by security holders for over twenty years. There are no formal minimum qualifications or specific qualities or skills that candidates must meet, but the Board will evaluate the overall qualities that a person might bring to the Board, including relevant experience in the real estate industry, business insight, and overall ability to contribute to the Company and the Board. While the Board seeks a diversity of experience, viewpoints and backgrounds on the Board, it has not established a formal policy regarding diversity in identifying director nominees. The Company does not pay a fee to a third party to assist in the nomination process.
Attendance at Meetings of the Board of Directors and Committees
     The Board held seven meetings during the Company’s last fiscal year. In 2009, all of the directors attended all of the meetings of the Board and of the committees of which they were members.
Leadership Structure
     The Board has been led by a chairman who is not the principal executive officer for many years. In April 2009, Mr. Robert Feder became Chairman following the resignation of Robert Shapiro, our then Chairman of the Board and retired executive officer. Our principal executive officer, Mr. Jeffrey Joseph, is a member of the Board. The Board has determined that having an independent director serve as Chairman of the Board is in the best interests of Presidential and our stockholders. This structure has been particularly useful because of the Company’s small size and number of executive officers. The structure ensures an independent advisor is always available to the chief executive officer and allows a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. In addition, the Audit Committee and Compensation and Pension Committee consist solely of our three independent directors. The Audit Committee is primarily responsible for risk oversight but because of our size and structure, whether our independent directors are sitting as members of such committee or in executive sessions of the Board without management directors, the Board believes its administration of its risk oversight function has benefitted from the Board’s leadership structure.
Miscellaneous
     The Company does not have a specific policy with respect to the attendance of members of the Board at its annual meeting of stockholders. Four members of the Board attended the Company’s annual meeting of stockholders in 2009.
     The Company has adopted a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, among others.
     Shareholders may send communications to the Board or to individual directors by sending such communication addressed to the Board of Directors or an individual director to the Company’s office at 180 South Broadway, White Plains, New York 10605. All written communications addressed to the Board or to an individual director will be forwarded to such director or directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS
Security Ownership of Management
     As of the Record Date, the directors and executive officers of Presidential owned beneficially the following amounts and percentages of the Class A and Class B common stock of Presidential:

							Percentage of all
	Class A Common			Class B Common			Outstanding Stock
Name of	Beneficially Owned			Beneficially Owned			(Class A and B
Beneficial Owner	and Percentage of Class			and Percentage of Class			Combined)
	Number
	of			Number
	shares		%	of shares		%	%
Richard Brandt, Director	—			18,000	*	—	*
Mortimer M. Caplin, Director	—			92,866	(1)	3.1%	2.7%
Robert Feder, Chairman of Board	916	(2)		21,552	(2)	—	*
Jeffrey F. Joseph, Director, Chief Executive Officer and President	199,735	(3)	45.1%	134,721		4.6%	9.8%
Thomas Viertel, Director, Executive Vice President and Chief Financial Officer	214,834	(3)	48.6%	34,898		1.2%	7.3%
Steven Baruch, Director and Executive Vice President	209,237	(3)(4)	47.3%	41,858	(4)	1.4%	7.4%
Elizabeth Delgado, Treasurer and Secretary	—			12,023	*	—	*
All officers and directors as a group (7 persons)	227,252	(5)	51.4%	355,918	(5)	12.0%	17.1%

*	Less than 1%.

(1)	Includes 47,775 Class B shares held by a private charitable foundation established by Mr. Caplin, the beneficial ownership of which is disclaimed.

(2)	Includes 124 Class A shares and 3,037 Class B shares held by Mr. Feder’s wife, the beneficial ownership of which is disclaimed.

(3)	Includes 198,735 Class A shares owned by Pdl Partnership, a general partnership owned by Mr. Joseph, Mr. Viertel and Mr. Baruch. See “—Security Ownership of Certain Beneficial Owners” below.

(4)	Includes 4,762 Class A shares and 9,031 Class B shares held as co-trustee under a trust, the beneficial ownership of which is disclaimed.

(5)	Such amount includes (i) 198,735 shares of Class A common stock owned by Pdl Partnership (see note 3 above) and (ii) 4,886 shares of Class A common stock and 59,843 shares of Class B common stock held in trust or in the names of wives, the beneficial ownership of which is disclaimed by the respective persons.
Except as set forth in the notes to the table, each of the owners of the shares set forth in the table has the sole voting and dispositive power over such shares except that any such owner has no voting or dispositive power over shares the beneficial ownership of which is disclaimed.

Security Ownership of Certain Beneficial Owners
     As of the Record Date, the following persons owned beneficially the following amounts and percentages of the Class A and Class B common stock of Presidential:

Percentage of all
	Class A Common		Class B Common		Outstanding
	Beneficially Owned		Beneficially Owned		Stock (Class A
	and Percentage of Class		and Percentage of Class		and B Combined)
	Number		Number
Name and Address	of shares	%	of shares	%	%
Pdl Partnership 180 South Broadway White Plains, NY 10605	198,735 (1)	44.9%	None	None	5.9%

(1)	Such amount does not include 27,601 shares owned by certain partners of Pdl Partnership, including 4,762 shares owned by a partner as trustee, the beneficial ownership of which 4,762 shares is disclaimed. The partners of Pdl Partnership are Messrs. Joseph, Baruch and Viertel, each of whom is an officer and director of Presidential.
     Neither Pdl Partnership nor its partners have any contract, arrangement, understanding or relationship (legal or otherwise) with respect to any securities of the Company, except as described in this paragraph and as otherwise described in this Proxy Statement with respect to their agreement to vote in favor of the Plan of Liquidation Proposal. Pdl Partnership has pledged 190,881 shares of Class A common stock to the estate of Robert E. Shapiro, a former director, and The Joseph Viertel Trust, Thomas Viertel, Jack Viertel, Linda Viertel, Alice Krieger, Dennis Krieger and Patricia Daily as security for loans previously made in connection with the purchase of 134,334 shares of Class A common stock by Pdl Partnership’s predecessor-in-interest. The partners of Pdl Partnership have entered into an agreement pursuant to which they have agreed among themselves that the Class A shares owned by Pdl Partnership may (1) be voted by Pdl Partnership only by action of any two of them or (2) be sold by Pdl Partnership only with the approval of any two of them. The partners of Pdl Partnership have agreed to vote the shares owned by it in favor of the Plan of Liquidation Proposal.

MARKET FOR PRESIDENTIAL COMMON STOCK AND
RELATED STOCKHOLDER MATTERS
     The principal market for the Company’s Class B Common Stock is the NYSE AMEX LLC (ticker symbol PDLB). The principal market for the Company’s Class A Common Stock was the NYSE AMEX LLC (ticker symbol PDLA) through September 3, 2009 and the over-the-counter market (ticker symbol PDNLA) thereafter. The high and low prices for the stock on such principal exchanges for each quarterly period during the past two years and the first three quarters of 2010, and the per share dividends declared per quarter, are as follows:

					Dividends Paid Per
	Stock Prices				Share on
	Class A		Class B		Class A
	High	Low	High	Low	And Class B
Calendar 2008
First Quarter	$6.20	$4.40	$6.28	$4.50	$.16
Second Quarter	5.55	4.95	6.10	4.47	.16
Third Quarter	5.40	4.30	6.50	4.40	.16
Fourth Quarter	4.61	2.95	4.95	0.84	.08

Calendar 2009
First Quarter	$2.72	$1.56	$2.25	$0.35	$.00
Second Quarter	1.52	1.08	1.30	0.85	.00
Third Quarter	1.32	0.83	0.90	0.32	.00
Fourth Quarter	1.50	0.40	0.91	0.49	.00

Calendar 2010
First Quarter	$0.74	$0.50	$1.25	$0.51	$.00
Second Quarter	0.31	0.30	0.79	0.06	.00
Third Quarter	1.75	0.30	2.29	0.30	.00
Fourth Quarter (through Dec. 3)
     The number of record holders for the Company’s Common Stock at December 22, 2010 was __ for Class A and__ for Class B.
     Under the Code, a REIT which meets certain requirements is not subject to federal income tax on that portion of its taxable income which is distributed to its shareholders, if at least 90% of its “real estate investment trust taxable income” (exclusive of capital gains) is so distributed. Since January 1, 1982, the Company has elected to be taxed as a REIT and paid regular quarterly cash distributions through December 31, 2008. In 2009 and the first three quarters of 2010, the Company did not pay any dividends. No assurance can be given that the Company will continue to be taxed as a REIT, or that the Company will have sufficient cash to pay dividends in order to maintain REIT status.

     The following table sets forth certain information as of September 30, 2010, relating to the Company’s 2005 Restricted Stock Plan, which was approved by security holders (the Company has no other equity compensation plans):

Number of securities remaining
Number of securities to be		available for future issuance under
issued upon exercise of	Weighted average exercise price of	equity compensation plans
outstanding options, warrants	outstanding options, warrants and	(excluding securities reflected in
and rights	rights	column (a))
(a)	(b)	(c)
None	None	44,500 Class B Common Shares
     In the past two years and the first three quarters of 2010, Presidential purchased 31,032 shares of its Class A common stock and 540,767 shares of its Class B common stock. Details of these purchases are as follows:

	Number of				Average Purchase
	Shares Purchased		Range of Price Paid		Price*
	Class A	Class B	Class A	Class B	Class A	Class B
2010
First quarter	—	—	—	—	—	—
Second quarter	—	—	—	—	—	—
Third quarter	—	—	—	—	—	—
2009
First quarter	—	—	—	—	—	—
Second quarter	—	—	—	—	—	—
Third quarter	—	—	—	—	—	—
Fourth quarter	—	—	—	—	—	—
2008
First quarter	—	—	—	—	—	—
Second quarter	13,032	230,872	$5.375 - $5.500	$5.725 - $5.750	$5.491	$5.750
Third quarter	18,000	207,000	$5.500	$5.500 - $5.900	$5.500	$5.513
Fourth quarter	—	102,895	—	$2.275	—	$2.275

*	Weighted average price, rounded to three decimal places.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of reports we received, or written representations that no such reports were required for those persons, we believe that, for 2009, all statements of beneficial ownership required to be filed with the SEC were filed on a timely basis.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
     The following table presents fees billed for professional services rendered by Holtz Rubenstein Reminick LLP (“Holtz Rubenstein”) for the audit of the Company’s financial statements for the fiscal years ended December 31, 2008 and December 31, 2009, and fees for other services rendered by Holtz Rubenstein during that period.

	2008	2009
Audit Fees (a)	$135,000	$145,500
Audit-Related Fees (b)	38,100	34,500
Tax Fees (c)	21,000	28,920

Total	$194,100	208,920

(a)	Fees for audit services consisted of the audit of the Company’s annual consolidated financial statements and review of the Company’s quarterly financial statements.

(b)	Fees for audit-related services consisted of audits of the Company’s wholly owned subsidiaries and research into various accounting issues.

(c)	Tax fees consisted of federal, state and local income tax return assistance and REIT compliance testing.
     All audit-related services, tax services and other services in 2008 and 2009 were pre-approved by the Audit Committee except for approximately $6,000 in tax fees payable to Holtz Rubenstein in 2009 (approximately 3% of the total fees paid to it in 2009), which were approved by the Audit Committee after their incurrence. The Audit Committee concluded that the provision of the foregoing services by Holtz Rubenstein was compatible with the maintenance of Holtz Rubenstein’s independence in the conduct of its auditing functions.
     Representatives of Holtz Rubenstein are expected to be present at the Company’s Annual Meeting and will be given an opportunity to make a statement and be available to respond to appropriate questions from holders of the Company’s common stock.
Policy on Pre-Approval of Independent Registered Public Accounting Firm
     The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our Company’s independent registered public accounting firm.
     On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the Audit Committee at its next regularly scheduled meeting.
Change in the Company’s Independent Registered Public Accounting Firm
     The Company and the Audit Committee of the Board annually review the selection of an independent registered public accounting firm and in 2007 and 2008 solicited bids from independent accountants to audit the Company’s financial statements for the year ending December 31, 2008. As a result of financial and other considerations, the Audit Committee voted on April 1, 2008 to appoint Holtz Rubenstein as the Company’s new independent registered public accounting firm.
     As reported by the Company in its Current Report on Form 8-K filed on April 4, 2008 (the “Form 8-K”):

     “On April 2, 2008, the Company dismissed Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm.
     The reports of Deloitte & Touche on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that in its report on the Company’s financial statements for the year ended December 31, 2007, Deloitte & Touche stated that it did not audit the combined financial statements of Lightstone Member LLC, PRC Member LLC, Lightstone Member II LLC and Lightstone Member III LLC (collectively the “Lightstone LLCs”) and that such financial statements were audited by other auditors whose report was furnished to Deloitte & Touche and Deloitte & Touche’s opinion, insofar as it relates to the amounts included for the Lightstone LLCs, is based solely on the report of the other auditors.
     The decision to change accountants was recommended by the Audit Committee of the Board and by the entire Board.
     In connection with the audits of the Company’s financial statements for each of the two most recent fiscal years ended prior to the dismissal of Deloitte & Touche as the Company’s independent registered public accounting firm (the years ended December 31, 2006 and 2007), there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the matter in their report.
     There were no ‘reportable events’ as that term is described in Item 304(a)(1)(v) of Regulation S-K.
     The Company provided Deloitte & Touche with a copy of the foregoing disclosures and requested Deloitte & Touche to furnish a letter addressed to the Securities and Exchange Commission stating whether it agreed with the above statements. A copy of that letter, dated April 3, 2008, is filed as Exhibit 16 to the Company’s Form 8-K.
     The Company engaged Holtz Rubenstein as its new independent registered public accounting firm effective April 1, 2008. During the two prior fiscal years and through April 1, 2008, the Company did not consult with Holtz Rubenstein concerning the Company’s financial statements, including the application of accounting principles to a specified transaction (proposed or completed) or the type of audit opinion that might be rendered on the Company’s financial statements or any matter that was either the subject of a ‘disagreement’ or ‘reportable event’ (as such terms are defined in Item 304 of Regulation S-K) with the previous independent registered public accounting firm.”
SUBMISSION OF STOCKHOLDER PROPOSALS
     Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to our 2011 Annual Meeting of Stockholders under rules set forth in the Exchange Act, must be received by us no later than August 28, 2011 to be considered for inclusion.

AVAILABLE INFORMATION
     We are sending this Proxy Statement together with our 2009 Form 10-K, which includes our consolidated financial statements with the report of our auditors, Holtz Rubenstein, thereon as well as other information about Presidential. You may also access our SEC filings, including our 2009 Form 10-K and 2010 Forms 10-Q, on the SEC’s website located at www.sec.gov. If you are a beneficial owner of the Company’s common stock and would like a copy of our 2009 Form 10-K, 2010 Forms 10-Q, or other SEC filings, please call the Company at 914-948-1300 or write the Company at Presidential Realty Corporation, 180 South Broadway, White Plains, New York 10605, Attention: Secretary.
OTHER MATTERS
Delivery of Documents to Stockholders Sharing an Address
     Certain stockholders who share an address are being delivered only one copy of this Proxy Statement unless the Company or one of its mailing agents has received other instructions.
     Upon the written or oral request of a stockholder at a shared address to which a single copy of the Company’s Proxy Statement was delivered, the Company will promptly deliver a separate copy of such documents to such stockholder. Written requests should be made to Presidential Realty Corporation, Attention: Secretary, 180 South Broadway, White Plains, New York, 10605. Oral requests may be made by calling the Company at 914-948-1300.
     Stockholders sharing an address who are receiving multiple copies of the Company’s Proxy Statement may request delivery of a single copy by writing to the address or calling the telephone number above.
Other Proposals
     At the date of this Proxy Statement, the only proposals that management intends to present at the Annual Meeting are those set forth in the Notice of the Annual Meeting of Stockholders. Management knows of no other matter that may come before the Annual Meeting, but if any other matters properly come before the meeting, it is intended that proxies in the accompanying forms will be voted thereon in accordance with the judgment of the person or persons voting the proxies; provided that only matters as to which the Company did not have notice at least 45 days before the date on which we first sent our proxy materials for the 2009 annual meeting of shareholders, or March 14, 2010, will be considered pursuant to this proposal.
Person Soliciting
     The Company is the person filing this Proxy Statement with the SEC and furnishing it to the stockholders of the Company. Proxies may be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, letter, electronic mail or facsimile. The Company has also retained Eagle Rock Proxy Advisors, Cranford, New Jersey to assist us in soliciting your proxy. Eagle Rock will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of our common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.
**********************

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. IF YOU ARE UNABLE TO BE PRESENT IN PERSON, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY OR PROXIES AND RETURN SAME IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE.
     A STOCKHOLDER EXECUTING AND RETURNING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY SUBMISSION OF ANOTHER PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING TO VOTE IN PERSON.
December 28, 2010
BY ORDER OF THE BOARD
Robert Feder
Chairman of the Board

EXHIBIT A
PLAN OF LIQUIDATION
     1. This Plan of Liquidation (the “Plan”) is intended to accomplish the dissolution of Presidential Realty Corporation, a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The Plan has been approved by the Company’s Board of Directors (the “Board”) as being advisable and substantively and procedurally fair to, and in the best interests of the Company and its stockholders. The Board has directed that the Plan be submitted to the stockholders of the Company for approval. The Plan shall become effective upon approval of the Plan by the holders of at least a majority of the shares of the Company’s Class A and Class B common stock (collectively, the “Common Stock”) entitled to vote thereon, voting together as one class, at a special or annual meeting of the stockholders of the Company called for such purpose by the Board. The date of the stockholders’ approval is hereinafter referred to as the “Effective Date.”
     2. It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331, 336 and 562(b)(1)(B) of the Internal Revenue Code of 1986, as amended. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Sections 331, 336 and 562(b)(1)(B) and the regulations promulgated thereunder.
     3. After the Effective Date, an officer of the Company authorized by the Board shall (i) within 30 days thereafter, file Form 966 with the Internal Revenue Service, together with certified copies of the Plan and the Board’s and stockholders’ resolutions approving the Plan; and (ii) mail notice to all known creditors of the Company, if any, at their respective addresses shown on the records of the Company as well as all employees of the Company, if any, either at their home addresses as shown on the records of the Company, or at their business address, that the dissolution of the Company has been approved (alternatively, the Board may determine that the Company has no employees or known creditors).
     4. After the Effective Date, the Company shall not engage in any business activities, except, to the extent determined appropriate by the Board to (i) operate and lease the properties; (ii) refinance any or all properties as necessary; (iii) repurchase shares of the Common Stock; (iv) preserve and sell its assets; (v) wind up its business and affairs; (vi) discharge and pay all of its liabilities; and (vii) distribute its assets to its stockholders. The Company may also engage in any activities that the Board determines will enhance the value of its assets or business and any other activities related to or incidental to the foregoing.
     5. The appropriate officers of the Company authorized by the Board shall take such actions as may be necessary or appropriate to marshal the assets of the Company and convert the same, in whole or in part, into cash or such other form as may be conveniently distributed to the stockholders.
     6. After the payment or making reasonable provision to pay all known or unknown claims and obligations of the Company as may be deemed necessary or appropriate by the Board, the officers of the Company authorized by the Board shall distribute, subject to the DGCL, by means of one or more distributions (one or more of which distributions may be in the form of beneficial interests in the Liquidating Trust (as hereinafter defined), all of the remaining assets of the Company to the stockholders. Subject to the terms of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Bylaws of the Company and in connection therewith, such officers or the trustees of the Liquidating Trust shall execute all checks, instruments, notices and any and all other documents necessary to effectuate such distribution.
     7. In the event that the Board determines that the Company will not have completed the full distribution of the assets within 24 months after the Effective Date, or if the Board determines it to be necessary or desirable to do so at an earlier date, the Company shall transfer and assign to a liquidating trust as designated by the Board (the “Liquidating Trust”) all of the remaining cash and property to pay, or adequately provide for, all of the remaining debts and liabilities. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement. The Board has absolute discretion, without further approval of the stockholders, to determine the terms of the Liquidating Trust Agreement and to appoint the trustees of any such Liquidating Trust, who shall be entitled to customary fees for such service. The trustees of the Liquidating Trust may be existing members of the Board or officers of the Company. Adoption of the Plan will constitute the approval by the stockholders of the Liquidating Trust Agreement and the appointment of trustees.
     Upon such transfer and assignment, certificates for shares of the Common Stock will be deemed to represent certificates for identical interests in the Liquidating Trust, unless separate trust certificates are issued in place of the shares. Such certificates representing an interest in the Liquidating Trust will not be transferable except in certain very limited circumstances, such as the death of the holder.
     From and after the date of the Company’s transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any kind in and to any such cash and property and all of such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of a final distribution to the stockholders, subject to any unsatisfied debts, liabilities and expenses.
     8. Subject to the Certificate of Incorporation and the DGCL, the distributions contemplated by Sections 6 and 7 above (the “Final Liquidation Distribution”) shall be in complete liquidation of the Company and in cancellation of all shares of the Common Stock issued and outstanding, and all certificates representing such issued and outstanding shares of the Common Stock shall thereupon be canceled. The Board shall make such provisions as it deems appropriate regarding the cancellations, in connection with the making of distributions hereunder, of certificates representing the shares of the Common Stock (or certificates evidencing interests in the Liquidating Trust as provided in Section 7 hereof) outstanding.
     9. Any cash or other property held for distribution to stockholders of the Company who have not been located at the time of the Final Liquidation Distribution, whether made to stockholders pursuant to Sections 6 or 7 above, shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, but without interest thereon, to such former stockholder or stockholders entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company or any Trustee with respect thereto shall be satisfied and exhausted. In no event shall any of such assets revert to or become the property of the Company.
     10. Upon the distribution of the remaining assets of the Company to the stockholders, the assignment and conveyance of the assets to the Liquidating Trust, or if the Board determines it to be necessary to do so at an earlier date as permitted by the DGCL, and the taking of all actions required under the laws of the State of Delaware in connection with the liquidation and dissolution of the Company, the appropriate officers of the Company shall execute and cause a certification of dissolution to be filed with the Secretary of State of the State of Delaware.
     11. Adoption of this Plan by holders of a majority of the outstanding shares of Class A and Class B Common Stock, voting together as one class, shall constitute the approval of the dissolution of the Company and the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, or with one or more affiliates of the Company, or pursuant to an agreement and plan of merger to which the Company is a party whereby the stockholders of the Company receive solely the payment of cash as merger consideration, and shall constitute ratification of all contracts for sale, exchange, merger or other disposition which are conditioned on adoption of this Plan. Adoption of this Plan shall also constitute approval of all financing and all other arrangements and agreements that may be made to accomplish the purposes of this Plan as determined by the Board. Nothing in this Plan shall prevent an affiliate of the Company from acquiring any asset of the Company provided that such transaction has been approved by the independent members (whether acting as a committee or otherwise) of the Board.
     12. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

     13. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding shares of Common Stock shall constitute the approval of the holders of the Common Shares of the payment of any such compensation.
     14. The Board and such officers of the Company as the Board may direct are, or the trustees of the Liquidating Trust will be, authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up the affairs of the Company and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible; (ii) the making of any financing or other arrangements or agreements that may be made to accomplish the purposes of this Plan as determined by the Board; (iii) the appointment of other persons to carry out any aspect of this Plan; (iv) the temporary investment of funds in such medium as the Board may deem appropriate; and (v) the modification of this Plan as may be necessary to implement this Plan.
     15. Until the date the Company files a Certificate of Dissolution, the Company’s Certificate of Incorporation and Bylaws will not contain provisions relating to the liability and indemnification of its officers and directors that are any less favorable to such officers and directors than those that existed immediately before the approval of the Plan; and the Certificate of Incorporation and Bylaws will not be amended in any manner that adversely affects the rights of such persons. Furthermore, the Company must maintain directors’ and officers’ insurance to cover these individuals. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Liquidating Trust. Any Liquidating Trust created pursuant to this Plan shall also indemnify its trustees, employees, agents and representatives to the maximum extent permissible by law, but in no event greater than the extent that the Company may currently indemnify its officers, directors, employees, agents and representatives.
     16. If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder, without further action by the stockholders, notwithstanding stockholder approval of the Plan, to the extent permitted by the DGCL; provided, however, that the Board shall not abandon the Plan following the filing of the Certificate of Dissolution without first obtaining stockholder consent. Upon the abandonment of the Plan, the Plan shall be void.

EXHIBIT B
AUDIT COMMITTEE REPORT
     In accordance with its written charter adopted by the Board of Directors (Board), the Audit Committee of the Board (Committee) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal year 2009, the Committee met four times and discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer, Treasurer and independent registered public accounting firm prior to public release.
     In discharging its oversight responsibility as to the audit process, the Committee obtained from Holtz Rubenstein Reminick, the Company’s independent registered public accounting firm, a formal written statement confirming that as of March 30, 2010 the accounting firm was independent of the Company in compliance with PCAOB Rule 3520 and within the meaning of the federal securities laws administered by the Securities and Exchange Commission, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to such firm’s independence. The Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and reviewed with the independent registered public accounting firm their audit scope and identification of audit risks.
     The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, “The Auditors Communication with Those Charged with Governance,” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the Company’s financial statements.
     The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2009, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.
     Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.
Richard Brandt, Chairman
Mortimer M. Caplin
Robert Feder
Date: March 31, 2010

Preliminary Copies
PRESIDENTIAL REALTY CORPORATION 180 SOUTH BROADWAY WHITE PLAINS, NY 10605 ATTN: JEFFREY F. JOSEPH
VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 19, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 19, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Time on January 19, 2011.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M26925-P01923 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
PRESIDENTIAL REALTY CORPORATION For Withhold For All All All Except The Board of Directors recommends a vote FOR ALL nominees in Proposal 1.
1. Election of Directors 0 0 0 Nominees
01) Robert Feder 02) Jeffrey F. Joseph 03) Thomas Viertel 04) Steven Baruch The Board of Directors recommends a vote FOR Proposals 2 and 3.
For Against Abstain The Board of Directors recommends a vote FOR Proposals 2 and 3. 2. To approve the sale of all or substantially all of our assets in one or more transactions on such terms and subject to such conditions as the Presidential Board of Directors deems appropriate, and to authorize a plan of liquidation and dissolution of Presidential, subject to the discretion of the Board of Directors;
For Against Abstain 3. To transact such other business as may properly come before the Annual Meeting.
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Yes No Please indicate if you plan to attend this meeting.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
This section must be completed for your vote to be counted. Signature [PLEASE SIGN WITHIN BOX] Date (mm/dd/yyyy) Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date (mm/dd/yyyy)

Preliminary Copies
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M26926-P01923 PRESIDENTIAL REALTY CORPORATION
180 SOUTH BROADWAY, WHITE PLAINS, NEW YORK 10605 MANAGEMENT PROXY
The undersigned hereby appoints JEFFREY F. JOSEPH and THOMAS VIERTEL, or any one or both of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to appear and vote all of the shares of Class A stock standing in the name of the undersigned on December 22, 2010 at the Annual Meeting of Stockholders of Presidential Realty Corporation to be held at the Marriott Residence Inn, 5 Barker Avenue, White Plains, New York, on January 20, 2011 at 2:00 P.M., New York time, and at any and all adjournments thereof, and the undersigned hereby instructs said Proxies to vote as designated on reverse.
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THE FORM, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR THE DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

Preliminary Copies
PRESIDENTIAL REALTY CORPORATION 180 SOUTH BROADWAY WHITE PLAINS, NY 10605 ATTN: JEFFREY F. JOSEPH
VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 19, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 19, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Time on January 19, 2011.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M26927-P01923 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
For Withhold For All To withhold authority to vote for any individual PRESIDENTIAL REALTY CORPORATION
All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote number(s) of the nominee(s) on the line below.
FOR ALL nominees in Proposal 1. 1. Election of Directors
Nominees 01) Richard Brandt 02) Mortimer M. Caplin
The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against Abstain 2. To approve the sale of all or substantially all of our assets in one or more transactions on such terms and subject to such conditions as the 0 0 0 Presidential Board of Directors deems appropriate, and to authorize a plan of liquidation and dissolution of Presidential, subject to the discretion of the Board of Directors;
For Against Abstain 3.To transact such other business as may properly come before the Annual Meeting. 0 0 0 YesNo Please indicate if you plan to attend this meeting. 0 0
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
This section must be completed for your vote to be counted. Signature [PLEASE SIGN WITHIN BOX] Date (mm/dd/yyyy) Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date (mm/dd/yyyy)

Preliminary Copies
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M26928-P01923
PRESIDENTIAL REALTY CORPORATION 180 SOUTH BROADWAY, WHITE PLAINS, NEW YORK 10605
MANAGEMENT PROXY
The undersigned hereby appoints JEFFREY F. JOSEPH and THOMAS VIERTEL, or any one or both of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to appear and vote all of the shares of Class B stock standing in the name of the undersigned on December 22, 2010, at the Annual Meeting of Stockholders of Presidential Realty Corporation to be held at the Marriott Residence Inn, 5 Barker Avenue, White Plains, New York, on January 20, 2011 at 2:00 P.M., New York time, and at any and all adjournments thereof, and the undersigned hereby instructs said Proxies to vote as designated on reverse.
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THE FORM, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR THE DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE